================================================================================


    As filed with the Securities and Exchange Commission on July 9, 1999


                                            Registration Statement No. 333-74211


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                 AMENDMENT No.3
                                       TO


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          AMERICAN QUANTUM CYCLES, INC.
                 (Name of Small Business Issuer in Its Charter)

                            ------------------------

           Florida                                3751                       59-2651232
-------------------------------      ----------------------------         -------------------
(State or Other Jurisdiction of      (Primary Standard Industrial           (I.R.S.Employer
 Incorporation or Organization)         Classification Number)            Identification No.)

                            ------------------------

              Richard Hagen, President and Chief Executive Officer
                      American Quantum Cycles Incorporated
                                731 Washburn Road
                            Melbourne, Florida 32934
                                 (407) 752-0008

            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent For Service)

                            ------------------------

                                731 Washburn Road
                            Melbourne, Florida 32934
                                 (407) 752-0008

          ------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                            ------------------------

                        Copies of all communications to:

      James M. Schneider, Esq.                         Bert L. Gusrae, Esq.
      Robert J. Burnett, Esq.                          David A. Carter, P.A.
 Atlas, Pearlman, Trop & Borkson, P.A.                   2300 Glades Road
200 East Las Olas Boulevard, Suite 1900                Suite 210, West Tower
     Fort Lauderdale, FL 33301                          Boca Raton, FL 33431
    Telephone: (954) 763-1200                         Telephone: (561) 750-6999
   Facsimile No. (954) 766-7800                     Facsimile No. (561) 367-0960

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

================================================================================

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Title of Each                           Shares            Proposed Maximum        Proposed Maximum           Amount Of
Class of Securities                     To Be              Offering Price        Aggregate Offering         Registration
To Be Registered                     Registered              Per Share                  Price                    Fee
--------------------------------------------------------------------------------------------------------------------------
Common stock,
$.001 par value                    1,840,000(1)               $ 5.00(2)             $9,200,000(2)             $2,556.60

Representative's Warrants
each to purchase one share
of Common Stock, $.001
par value                            160,000                   $.001                      $150                         (3)

Common stock,
$.001 par value                      160,000(4)                $8.25(2)             $1,320,000(2)               $366.96

Common stock,
$.001 par value (8)                  169,500(5)                $4.56(6)               $772,920                  $214.87

Common stock,
$.001 par value (8)                   62,500(7)               $16.00(8)             $1,000,000                  $278.00
--------------------------------------------------------------------------------------------------------------------------
Amount Due                                                                                                    $3,416.43
--------------------------------------------------------------------------------------------------------------------------

(1) Assumes the underwriter's over-allotment option to purchase 240,000 additional shares of common stock is exercised in full.


(2)  Estimated solely for purposes of calculating the registration fee.


(3)  No registration fee required pursuant to Rule 457(g).

(4) Issuable upon the exercise of the underwriter's warrants together with an indeterminate number of shares of common stock that may be issuable by reason of the anti-dilution provisions contained therein.

(5) Includes 169,500 shares of American Quantum Cycles common stock being offered by selling security holders pursuant to the alternate prospectus. See "Concurrent Offering."


(6)  Calculated pursuant to rule 457(c) (see 8).


(7) Includes 62,500 shares of the American Quantum Cycles common stock issuable upon the exercise of options exercisable at $16.00 per share being offered by the selling security holders pursuant to the alternate prospectus. See "Concurrent Offering."

(8) Adjusted to give effect for a one for four reverse stock split effective on June 3, 1999



         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE


         This registration statement covers the primary offering of shares of our common stock by American Quantum Cycles, Inc. and the offering of shares of our common stock by certain selling security holders. American Quantum Cycles is registering, under the primary prospectus, 1,600,000 shares of common stock not including shares of our common stock issuable upon exercise of the underwriter's over-allotment option. American Quantum Cycles is registering, on behalf of the selling securityholders, under an alternate prospectus, 169,500 shares of common stock including 62,500 shares of common stock issuable upon exercise of warrants and options. The alternate prospectus pages, which follow the primary prospectus, contain certain sections which are to be combined with all of the sections contained in the primary prospectus, with the following exceptions: the front and back cover pages, and the sections entitled "The Offering" and "Selling Securityholders". In addition, the sections entitled "Concurrent Offering" and "Plan of Distribution" will be added to the alternate prospectus. Furthermore, all references contained in the alternate prospectus to the "offering" shall refer to American Quantum Cycles offering under the primary prospectus.


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

--------------------------------------------------------------------------------
                    SUBJECT TO COMPLETION, DATED JULY 9, 1999

                                   PROSPECTUS

                          AMERICAN QUANTUM CYCLES, INC.
                        1,600,000 SHARES OF COMMON STOCK
                               $________ PER SHARE

American Quantum Cycles, Inc.                                          We are a development stage company attempting
731 Washburn Road                                                      to manufacture and mass market custom made
Melbourne, FL 71934                                                    motorcycles and motorcycle accessories. We
                                                                       plan to sell our motorcycles and accessories
                                                                       primarily through a network of authorized dealers.
                                    Per Share          Total

                                                                       We are offering 1,600,000 shares of our common
                                                                       stock through Barron Chase Securities, Inc., our
Offering Price                     $_______           $_______         underwriter. The chart to the immediate left shows
Underwriting discounts             $_______           $_______         the basic terms of the offering. The offering price
Proceeds to American                                                   may be more than the market price of our common stock.
Quantum Cycles, Inc.               $_______           $_______         after the offering.



                        Our common stock currently trades
                       on the OTC Bulletin Board under the
                              Trading Symbol "AMQC"

On June 10, 1999, the closing bid price for our common stock was $2.50.


                         ------------------------------

                 We are attempting to register our common stock
                for trading on the American Stock Exchange under
                              The symbol ________.



This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "High Risk Factors" beginning on page 5.

                                          ------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


IN CONNECTION WITH AN UNDERWRITTEN OFFERING, THE SECURITIES AND EXCHANGE COMMISSION RULES PERMIT THE UNDERWRITERS TO ENGAGE IN TRANSACTIONS THAT STABILIZE THE PRICE OF OUR SECURITIES. THESE TRANSACTIONS MAY INCLUDE, AMONG OTHER THINGS, PURCHASES FOR THE PURPOSE OF FIXING OR MAINTAINING THE PRICE OF OUR SECURITIES AT A LEVEL THAT IS HIGHER THAN THE MARKET WOULD DICTATE IN THE ABSENCE OF SUCH TRANSACTIONS. WE DO NOT KNOW WHETHER THE UNDERWRITERS WILL ENGAGE IN ANY TRANSACTIONS OF THAT SORT. IF THE UNDERWRITERS ENGAGE IN ANY TRANSACTIONS OF THAT TYPE THEY MAY DISCONTINUE THEM AT ANY TIME.


                         ------------------------------

                          BARRON CHASE SECURITIES, INC.
                                     [DATE]

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


Page

Prospectus Summary..............................................      3

High Risk Factors...............................................      5

Use of Proceeds.................................................     11

Dividend Policy.................................................     12

Capitalization..................................................     12

Selected Financial Information..................................     13

Management's Discussion and Analysis
and Plan of Operation...........................................     14

Business........................................................     18

Management......................................................     27

Principal Shareholders..........................................     32

Certain Relationships and Related Transactions..................     33

Concurrent Offering.............................................     33

Description of Securities.......................................     33

Shares Eligible for Future Sale.................................     35

Underwriting....................................................     35

Legal Matters...................................................     37

Experts.........................................................     37

Additional Information..........................................     37

Index to Financial Statements...................................    F-1

                               PROSPECTUS SUMMARY



                          American Quantum Cycles, Inc.

         American Quantum Cycles, Inc. is a development stage company attempting to manufacture and mass market American-made, high performance, custom made, V-twin engine cruisers and touring style motorcycles. We believe that ordering the parts we require to make our motorcycles on an as-needed basis, instead of carrying a large inventory, will allow us to minimize our production costs and enable us to mass-produce high quality motorcycles. Our executive offices are located at 731 Washburn Road, Melbourne, Florida 32934. Our telephone number is
(407) 752-0008 our facsimile number is (407) 752-0550 and our website is http://www.quantumcycle.com.



                                  THE OFFERING


Common stock outstanding prior to the offering.....        2,527,809 shares (1)

Common stock offered...............................        1,600,000 shares

Common stock outstanding after the offering........        4,127,809 shares (2)




(1) Unless otherwise indicated in this prospectus, the information in this prospectus relating to our common stock gives effect to a one for four reverse stock split of our outstanding common stock effective on June 3, 1999.


(2) Assumes that the underwriter's over-allotment option is not exercised. See the section entitled "Underwriting" on page 37 of this prospectus. Includes an aggregate of 169,500 shares of common stock being offered by the selling security holders pursuant to the alternative prospectus. See "Concurrent Offering." Does not include (i) 150,000 shares of common stock issuable upon the exercise of the representatives warrants; and (ii) an aggregate of 556,250 shares of common stock issuable upon the exercise of outstanding options of which 62,500 are being registered pursuant to the alternative prospectus. See the sections of this prospectus entitled "Management - Stock Options" "Description of Securities" and "Underwriting."

                          SUMMARY FINANCIAL INFORMATION

                                      For the years ended
                                            April 30
                                            --------
                              1999            1998             1997
                              ----            ----             ----

STATEMENT OF
OPERATIONS DATA:

Revenues                   $   975,780    $   192,856    $         0

Total costs and expenses     7,762,571      2,824,567          2,634

Net loss                   $(6,786,791)   $(2,631,711)   $    (2,634)

Weighted average
shares outstanding (2)       1,212,503        501,961        147,929

Net loss per common
share outstanding (2)      $    (5.597)   $    (5.243)   $    (0.018)

                                       As of               As of
                                 April 30, 1998        April 30, 1999    Adjusted (1)
                                 --------------        --------------    ------------
Balance Sheet Data:
Current assets                      $   886,836         $    936,654      $5,398,088

Working capital                     $(2,162,614)        $ (4,580,827)     $2,409,877

Total assets                        $ 1,864,216         $  2,642,758      $7,204,192

Total liabilities                   $ 3,167,426         $  6,985,240      $3,092,470

Shareholders' equity (deficit)      $(1,303,210)        $ (4,342,482)     $4,111,722

------------------------------

(1) Adjusted to show the effect of the sale of 1,600,000 shares of common stock we are offering to you at a price of $5.00 per share. See "Use of Proceeds."

(2) Adjusted to give effect to a one for four reverse stock split of the issued and outstanding shares of our common stock effective on June 3, 1999.

                                HIGH RISK FACTORS


         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AMERICAN QUANTUM CYCLES AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREIN. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AMERICAN QUANTUM CYCLES ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

AMERICAN QUANTUM CYCLES HAS A LIMITED OPERATING HISTORY AND CONTINUED OPERATING LOSSES


         Although we were incorporated in 1986, we did not begin manufacturing motorcycles until May 1997. To date, we have only manufactured 36 motorcycles of which 22 were sold. Due to our short operating history and limited number of motorcycle sales, we do not have any significant revenues. Investors in this offering therefore will have little, if any, meaningful information about us which may help you evaluate whether we will ever be able to successfully manufacture and market our motorcycles or whether an investment in us will be profitable or unprofitable.


         Because we have such a short operating history and such limited sales, we will face all the risks and problems associated with a new developmental stage business including the existence of operating losses. For example, between the time of our incorporation through April 30, 1999, we incurred cumulative losses of $9,421,138 and an accumulated deficit of $4,342,482. We anticipate our losses will continue in the future unless we are able to produce revenue from sales of our motorcycles.


RISK ASSOCIATED WITH THE PROTECTION, EXPIRATION OF PATENTS AND PATENTS PENDING AND INFRINGEMENT OF AMERICAN QUANTUM CYCLES PRODUCTS


         Our success depends upon our motorcycle-related proprietary technology. We rely on a combination of contractual rights, patents, trade secrets, know-how, trademarks, non-disclosure agreements and technical measures to establish and protect our rights, most of which we license from third parties pursuant to an exclusive licensing agreement. We cannot assure you that we can protect our rights to prevent third parties from using or copying our technology.

         We believe that we independently developed our technology and that it does not infringe on the proprietary rights or trade secrets of others. However, we cannot assure you that we have not infringed on the technologies of third parties or those third parties will not make infringement violation claims against us. Any infringement claims may have a negative effect on our ability to manufacture motorcycles.


COMPLIANCE WITH FEDERAL, STATE AND LOCAL GOVERNMENT REGULATIONS EFFECTING MOTORCYCLE PRODUCTION


         We are subject to direct regulation by the Department of Transportation, Environmental Protection Agency and Federal Trade Commission as well as other local, state and federal agencies. Compliance with the regulations established by these agencies is very costly and affects our manufacturing process. Any changes in the laws or regulations imposed on us by these agencies could significantly increase our motorcycle production costs and could have a very negative effect on our business.


CONSUMER DISCRETIONARY SPENDING MAY EFFECT MOTORCYCLE PURCHASES


         Purchases of motorcycles, such as the premium heavyweight motorcycles that we are attempting to mass-produce, are considered discretionary for consumers. Our success will therefore be influenced by a number of economic factors affecting discretionary consumer spending, such as employment levels, business conditions, interest rates and taxation rates, all of which are not under our control. Adverse economic changes affecting these factors may restrict consumer spending and thereby adversely affect our growth and profitability.

RISK OF MOTORCYCLE DEFECTS


         Our motorcycles may have unanticipated defects which could require us to recall them. A product recall could delay or even halt production until we are able to correct any such defects. Recalls may also have a materially negative effect on the brand image and public perception of our motorcycles and any other products we develop and thereby adversely effect our future sales. Such recalls or other defects would also require substantial expenditures to correct.


LIABILITIES ASSOCIATED WITH OUR MOTORCYCLES


         Given the nature of our products, we expect that we will be subject to potential product liability claims that could, in the absence of sufficient insurance coverage, have a material adverse impact on our business. Although we intend to obtain adequate insurance coverage prior to commencing mass production, there can be no assurance that we will be able to secure or maintain adequate liability insurance to cover all product liability claims. As a new market entrant, any large product liability suits occurring early in our mass marketing operations may significantly adversely affect our ability to market our motorcycles.


ENVIRONMENTAL RISK ASSOCIATED WITH MOTORCYCLE PRODUCTION LIABILITIES


         Our business operations and facilities are subject to a number of federal, state and local environmental laws and regulations. Although our management believes that our operations and facilities are in material compliance with such laws and regulations, the risk of environmental liabilities cannot be completely eliminated. There can be no assurance that future changes in such laws, regulations or the nature of our operations will not require us to make significant additional capital expenditures to ensure compliance in the future. Our failure to comply with environmental laws could result in the termination of our operations, impositions of fines, or liabilities in excess of our capital resources. We do not maintain environmental liability insurance, and if we are required to pay the expenses related to any environmental liabilities, such expenses could have a material adverse effect on our operations.


RISKS OF NON-APPROVAL FROM, ENVIROMENTAL PROTECTION AGENCY, DEPARTMENT OF TRANSPORTATION, STATE AND LOCAL AGENCIES


         We will be required to obtain approvals and make certifications regarding compliance with federal, state and local regulations regarding the noise, emissions and safety characteristics of our motorcycles. In addition, our manufacturing facility will be required to comply with environmental and safety standards. The potential delays and costs that could result from obtaining such regulatory approvals and complying with, or failing to comply with, such regulations could result in delays in motorcycle production and adversely affect operating results.


RISK OF NOT BEING ABLE TO COMPETE WITH LARGER MOTOCYCLE COMPANIES


         The market for the type of motorcycles we manufacture is extremely competitive and we expect that competition will increase in the future. Our competitors include many large companies that have substantially greater market presence and financial resources than we do. For example, we will compete with Harley Davidson, Honda, Kawasaki, Yamaha, Excelsior Henderson and other national, regional and local companies.

         We believe that our ability to compete successfully depends on a number of factors including:

     o   design of high performance and quality motorcycles;
     o   market presence;
     o   timely delivery of our motorcycles;
     o   competitive pricing policies;
     o the timing and introduction of our products and services into the market; and
     o   our ability to keep up with existing and emerging industry trends.

         Current or increased competition may either prevent us from entering or maintaining a place in the motorcycle manufacturing market. We cannot guarantee that we will have the financial resources or marketing and manufacturing capabilities to compete successfully. If we cannot successfully compete, we probably will be forced to terminate our operations. See "Business Competition".

RISK OF OUR MOTORCYCLE DEALERS BEING UNSUCCESSFUL


         We expect to derive substantially all of our revenue from sales through independent dealers. As of February 1999, we executed agreements with 24 dealers. Either party may terminate the agreements at any time. We do not yet know how successful these dealers will be in selling our motorcycles. Furthermore, we do not have any history or experience in establishing or maintaining such dealer support, and there can be no assurance that we will be able to successfully support our dealer network. If we are unable to provide such support, we may lose dealers and, consequently, distribution of our products would be adversely affected. In addition, most of our dealers will offer competitive products manufactured by third parties. There can be no assurance that our dealers will give priority to our products as compared to competitors' products. Finally, we will need to attract additional or replacement dealers to sell our products. There can be no assurance that we will be able to convince a sufficient number of additional or replacement dealers that our products will be a successful and profitable line or that such additional or replacement dealers will be successful in selling our products. Any reduction or delay in sales of our products by our dealers would have a material adverse effect on our business, operating results or financial condition.


RISK OF NOT BEING ABLE TO EXPAND OUR MOTORCYCLE PRODUCTION AND DISTRIBUTION CAPACITIES


         We must increase our motorcycle manufacturing capacity and expand our dealer network, which will sell our motorcycles, before we will have even a chance to compete in the marketplace. Increasing our manufacturing and marketing capacity will involve hiring additional personnel, purchasing additional manufacturing equipment and spending significant funds on advertising. The foregoing will require significant capital expenditures, which will most likely increase our operating losses for an indefinite period of time. Our expansion plans will also place a great deal of strain on our management team most of whom have not had experience managing large complex business operations. We cannot guarantee that we will be able to expand our motorcycle manufacturing and marketing capabilities as planned. If any of these obstacles prevent us from expanding our motorcycle manufacturing and marketing business, we may be forced to terminate our operations.


RISK THAT PROCEEDS FROM THIS OFFERING WILL NOT BE SUFFICIENT

         Manufacturing and marketing motorcycles and our plans for expansion, as mentioned above, will require significant amounts of capital. Since we have no significant internal revenues to finance our continuing operations and plans for expansion, we depend on proceeds from sales of our securities to satisfy our capital requirements. We believe that the proceeds we receive from this offering will satisfy our capital requirements until February 2000. At that time, we will have to arrange for additional financing unless we are receiving revenues from sales of our motorcycles to finance our manufacturing and marketing operations at a sufficient level. Financing options could include, but not be limited to additional sales of our securities or an operating line of credit. If we are unable to obtain additional financing on satisfactory terms when needed, we may have to suspend our operations or terminate our operations altogether.

SIGNIFICANT PORTION OF PROCEEDS FROM THIS OFFERING WILL BE USED TO PAY OUR EXSISTING DEBT

         Approximately 33% of the proceeds of this offering will be used to pay our debt. Because such a large percentage of the proceeds from this offering will be used to pay down our debt objectives. There is a risk that the remaining proceeds from the offering will be insufficient to allow us to further our business plan and conduct our operations.

DEPENDENCE ON MOTORCYCLE PARTS AND MATERIALS SUPPLIERS


         We rely on third party suppliers to produce the parts and materials we use to manufacture our motorcycles. If our suppliers are unable or unwilling to provide us with the parts and supplies, we will be unable to produce our motorcycles. We cannot guarantee that we will be able to purchase the parts we need at reasonable prices or in a timely fashion. If we are unable to purchase the supplies and parts we need to manufacture our motorcycles, we will experience severe production problems, which may possibly result in the termination of our operations.

RISKS ASSOCIATED WITH NOT KEEPING OUR MOTORCYCLE AND MOTORCYCLE RELATED PRODUCTS AND TECHNOLOGY CURRENT AND COMPETITIVE


         Our success depends on our ability to develop new motorcycle models and motorcycle related products that meet changing customer demands. The motorcycle manufacturing industry is subject to rapidly changing technology and emerging competition. We cannot assure you that we will be able to successfully identify new opportunities and develop and bring new products to market in a timely manner, nor can we guarantee you that products developed by our competitors will not make our products noncompetitive or obsolete. Also, we cannot assure you that we will have the capital resources or the ability to implement any new technology.



DEPENDENCE ON OUR COMPUTER INFRASTRUCTURE; IMPACT OF THE YEAR 2000 ON OUR COMPUTER SYSTEMS


         Our future success will depend, in part, on our computer network infrastructure that will be used by our Dealers to place sales orders and for general and administrative purposes. We must continue to expand and improve our computer infrastructure as the number of dealers and motorcycles ordered increase. We cannot assure you that we will be able to develop our network infrastructure to meet additional demand or our dealers' changing requirements on a timely basis and at a reasonable cost. If we cannot develop our computer infrastructure on a timely basis, we may not be able to efficiently manufacture and market our bikes and other products which could have a negative effect on our business and financial condition.

         Our computer infrastructure is also vulnerable to computer viruses or similar disruptive problems. Computer viruses or problems caused by third parties could lead to interruptions, delays or termination in production and delivery of our motorcycles to our dealers, which could also negatively affect our business.

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the year 2000. Some older computer systems store dates with only a two-digit year with an assumed prefix of "19" which limits those older systems to dates between 1900 and 1999. If not corrected, many computer systems and applications could fail or create erroneous results by or at the year 2000.


         Because we will rely heavily on computers to conduct our business we are subject to all the risks associated with the Year 2000. We have assessed the scope of our risks related to problems these computer systems may have related to the year 2000, and we believe such risks are not significant. In addition, we are in the process of questioning our vendors and business partners about their progress in identifying and addressing problems related to the year 2000. However, no assurance can be given that all of these third party systems or our computer systems will be year 2000 compliant. Since we started the business using a paper based workflow process, we will revert to the paper form process to run American Quantum Cycles on a contingency basis should we experience Year 2000 problems.


DEPENDENCE ON KEY PERSONNEL


         Our success depends on the efforts of our management team, including Richard Hagen, our Chairman and Chief Executive Officer, Gary Irving, our Chief Operating Officer, Michael Smith, our Vice President of Sales, Frank Aliano, our Vice President of Production and Jeff Starke, our Vice President of Research and Development. Even though we have employment agreements with the members of our management team we cannot guarantee that these persons will continue their employment with us. The loss of services of one or more of these key people would have a negative effect on our ability to conduct our operations. Currently we do not have key man life insurance on any of the members of our management team. Our success also depends on our ability to hire and retain additional qualified executive, computer programming, engineering, production, investor management and marketing personnel. We cannot assure that we will be able to hire or retain necessary personnel.

POSSIBILITY THAT YOUR INVESTMENT IN AMERICAN QUANTUM CYCLES WILL BE DILUTED

         Dilution is the difference between the amount you pay for a share of common stock in this offering and the net tangible book value per share of such common stock immediately after the offering. If you invest in this offering, you will incur an immediate and substantial dilution of your investment. In addition, we may issue a substantial number of shares of common stock or preferred stock without your approval. Any such issuance of our securities in the future could reduce your ownership percentage and voting rights in us and further dilute the value of your investment.

RISK ASSOCIATED WITH OUR MANAGEMENT'S ABILITY TO USE OFFERING PROCEEDS

         Our success will be substantially dependent on our management team with respect to how the offering proceeds will be used. We believe net proceeds from this offering will be used for the purposes described under "Use of Proceeds" section of this prospectus. However, we reserve the right to use the offering proceeds for purposes other than those described in the "Use of Proceeds"
section if we determine that such use is in our best interests. You will be entrusting your funds to our management team with only limited information concerning their specific intentions.

LIMITED MARKET FOR AMERICAN QUANTUM CYCLES' SECURITIES

         There is currently only a limited trading market for our common stock. Our common stock trades on the OTC Bulletin Board under the symbol "AMQC," which is a limited market in comparison to the NASDAQ system or the American Stock Exchange. Simultaneously with this offering, we intend to apply for inclusion of our common stock on the AMEX, however, we cannot assure you that our common stock will ever qualify for inclusion on the AMEX or that more than a limited market will ever develop for our common stock.

RISK ASSOCIATED WITH PENNY STOCK RULES LIMITING THE LIQUDITY OF AMERICAN QUANTUM CYCLES STOCK

         Our common stock currently trades on the OTC Bulletin Board at a price of less than $5.00 per share and is subject to the Penny Stock Rules under the Securities Exchange Act of 1934. These rules regulate broker-dealer practices for transactions in "Penny Stocks." Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers, to deliver a standardized risk disclosure document prepared by the Security and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker dealer and salesperson compensation information, must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

         In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may reduce purchases in this offering and trading activity in this offering market for our common stock. As long as our common stock is subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

RISK ASSOCIATED WITH MARKET ACCEPTANCE OF AMERICAN QUANTUM CYCLES' PRODUCT LINE


         Our success depends on whether or not our products are accepted in the market. You should be aware that development stage companies introducing new products into the market are subject to a high level of uncertainty and risk. Because the market for our motorcycles is new and evolving we cannot predict the size and future growth rate, if any, of the market. We cannot assure you that the market for our motorcycles will develop or that demand for our motorcycles will emerge or become economically sustainable. Market acceptance of our products depends on our ability to establish a brand image and a reputation for high quality, which will differentiate our brand of products from our competitors. There can be no assurance that our products will be perceived as being of high quality and differentiated from such other products, or that we will be successful in establishing our intended brand image. In addition, our management team has no experience manufacturing or marketing motorcycles on a large scale. Our management's lack of experience could result in the failure of our ability to sell our motorcycles.

RISK THAT OFFERING PRICE DOES NOT ACCURATELY REFLECT THE VALUE OF OUR COMMON
STOCK

         The purchase price for the shares of common stock we are offering to you was determined by American Quantum Cycles and Barron Chase Securities, Inc., the underwriter for this offering. We calculated the purchase price for the shares based on our current financial condition and the general condition of the securities market; however, we cannot assure you that the purchase price we established accurately reflects the value of our assets or potential earnings. See the section of this prospectus entitled "Underwriting."

POSSIBLE VOLATILITY OF AMERICAN QUANTUM CYCLES' STOCK PRICE

         The stock markets are subject to significant price fluctuations, which may be unrelated to the operating performance of particular companies; and therefore, the market price of our common stock may frequently change. In addition, if our competitors or we publicly announce new products or developments, such announcements may have a significant impact on the market price of our common stock.

RISK ASSOCIATED WITH OUR UNDERWRITER EXERCISING THEIR WARRANTS FROM THIS
OFFERING

         Barron Chase Securities, Inc., our underwriter, will receive warrants to purchase a number of shares of our common stock equal to 10% of the shares sold in this offering. At Barron Chase's request, we must register the shares Barron Chase will receive if it exercises the warrants. If Barron Chase requires us to register their shares, our ability to arrange future financing and the market price of our common stock may be negatively affected. See the section of this prospectus entitled "Underwriting."

NO DIVIDENDS ANTICIPATED ON AMERICAN QUANTUM CYCLES COMMON STOCK


         We do not anticipate generating cash flows from operations in the near future. If we do generate cash flows from operations we presently intend to use those cash flows to finance further growth of our business and not to pay dividends to our shareholders. Accordingly, investors should not purchase the shares with a view towards receipt of dividends.

AUTHORIZATION OF PREFERRED STOCK POSSIBLE ANTI-TAKEOVER EFFECTS


         Our board of directors is authorized to create and issue shares of preferred stock without the approval of our shareholders. Any preferred stock that our board of directors creates and issues could negatively affect the voting power or other rights of the holders of our common stock. Also, our board of directors may create preferred stock, which could be used to prevent a third party from taking control of our company. Although we do not plan to issue any shares of preferred stock, we may choose to in the future. See the section of this prospectus entitled "Description of Securities - Preferred Stock."

RISK ASSOCIATED WITH EXPENSES INCURRED IN PROTECTING DIRECTORS AND OFFICERS FROM LIABILITY

         Our articles of incorporation allow us to reimburse our officers and directors for damages they may be subject to resulting from a breach of their fiduciary duties to our shareholders. Our articles of incorporation also require us to advance money to any officer or director if the law does not prevent us from doing so. We may experience significant cash flow problems if we are required to either reimburse, or advance money to, our Officers or Directors for such purposes. See "Management - Indemnification of Directors and Officers."

                                 USE OF PROCEEDS

         The net proceeds we receive from the sale of the common stock we are offering to you based on a public offering price of $5.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $6,731,500 (not including an additional $1,200,000 if the over-allotment option granted to the underwriter is exercised in full). We intend to use the net proceeds of the offering approximately as follows:

                                                                 Approximate
                                        Approximate Amount      Percentage of
   Application                           of Net Proceeds       of Net Proceeds
   -----------                           ---------------       ---------------

   Repayment of notes (1)...............    $2,260,313              33.6%
   Equipment Purchase (2)...............      $100,000               1.5%
   Working Capital (3)..................    $4,371,187              64.9%
                                            ----------             -----

       Total............................    $6,731,500              100%
                                            ==========              ===



                          ----------------------------

     (1) Includes the repayment of (i) an aggregate of $444,467 principal and accrued interest payable to the holders of American Quantum Cycles 10% notes; (ii) an aggregate of $743,801 principal and accrued interest to the holders of American Quantum Cycles 8% notes; and (iii) an aggregate of $202,045 principal and accrued interest to the holders of American Quantum Cycles 7% notes; (iv) an aggregate of $870,000 to the holders of American Quantum Cycles senior promissory notes issued between November 1998 and January 1999. "See "Management's Discussion and Analysis" and "Plan of Operations".
     (2) Includes the purchase of ERP Software (which will manage all internal operating facets of American Quantum Cycles including financial information), computer hardware and materials handling equipment.
     (3) Includes the costs of goods required for motorcycle manufacturing, research and development, product development, marketing and administrative expenses.


           The foregoing is our best estimate of how we intend to use the net proceeds of the offering during the next approximately 12 months. We reserve the right to use the proceeds for different purposes if we believe such a change is in our best interest.

           If we receive additional proceeds because the underwriter exercises their over-allotment option, we will use such additional proceeds for working capital purposes. We may invest the net proceeds of the offering in short-term, interest-bearing investments until we use them for the purposes stated above.

MARKET PRICE AND DIVIDENDS OF THE REGISTRANT'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS


         As of May 31, 1999, there were approximately 218 shareholders of record of our common stock. Our common stock is currently listed for trading on the over-the-counter bulletin board under the symbol "AMQC". The following table sets forth, the high and low bid prices for our common stock as reported by the OTC Bulletin Board since August 12, 1997. The following table also gives effect to our 1 to 4 reverse stock split effective June 3, 1999.

                                                       Common Stock
                                                       ------------
                                                 High                Low
                                                 ----                ---


August 12, 1997 - October 31, 1997               $40.00            $22.00
November 1, 1997 - January 31, 1998               42.50             24.00
February 1, 1998 - April 30, 1998                 32.00             13.50
May 1, 1998 - July 30, 1998                       26.00             14.00
August 1, 1998 - October 31, 1998                 10.36              6.32
November 1, 1998 - January 31, 1999                9.00              2.32
February 1, 1999 - April 30, 1999                  4.88              3.40
May 1, 1999 - June 10, 1999                        5.52              2.48

                                 DIVIDEND POLICY


         Our Board of Directors has complete control over whether or not we pay dividends to our shareholders. We have not paid, and do not believe we will pay, any dividends on our common stock in the near future. We intend to invest future earnings, if any, in developing and expanding our business.


                                 CAPITALIZATION

         The following table describes our actual capitalization as of April 30, 1999 our capitalization as adjusted to show the sale of our common stock offered at a public offering price of $5.00 per share; and the receipt of the estimated net proceeds from the offering.

                                                   April 30, 1999
                                                   --------------
                                                       Actual(1)     As Adjusted
                                                       ---------     -----------
Short term debt:
Notes payable - shareholders                         $  1,688,753    $         --
Note payable - related party                              500,000              --
Current maturities of long-term debt                       15,558          15,558
Current capital lease obligations                         147,560         147,560
Lines of credit                                         1,093,893       1,093,893

                                                     $  3,445,764    $  1,257,011

Long term debt:
Installment note for vehicle purchase at 8.75%       $     13,001    $     13,001
Installment notes for intellectual
      property rights from 8% to 10%                        9,917           9,917
Short-term obligations to be converted                  1,363,500              --
                                                        1,386,418          22,918
Capital lease obligations                                  81,341          81,341


                                                        1,467,759         104,259

Shareholders' equity:
Preferred Stock, $.001 par value; 2,500,000
      shares authorized; no shares outstanding                 --              --
Common stock, $.001 par value; 50,000,000
      shares authorized; 2,300,586 shares issued
      (actual); 4,199,426 shares (as adjusted) (2)          2,031           4,200
Additional paid-in capital (2)                          5,076,353      13,528,658
Accumulated deficit                                    (9,421,136)     (9,421,136)

                                                       (4,342,482)      4,111,722

Total capitalization                                 $ (2,874,723)   $  4,215,981

------------------------------

(1) As of May 31, 1999, there were 2,527,809 shares of our common stock outstanding.

(2) Adjusted to give effect to a one for four reverse stock split of the issued and outstanding shares of common stock effective on June 3, 1999.

                          SUMMARY FINANCIAL INFORMATION

                                      For the years ended
                                            April 30
                                            --------
                              1999            1998             1997
                              ----            ----             ----

STATEMENT OF
OPERATIONS DATA:

Revenues                   $   975,780    $   192,856    $         0

Total costs and expenses     7,762,571      2,824,567          2,634

Net loss                   $(6,786,791)   $(2,631,711)   $    (2,634)

Weighted average
shares outstanding (2)       1,212,503        501,961        147,929

Net loss per common
share outstanding (2)      $    (5.597)   $    (5.243)   $    (0.018)

                                       As of               As of
                                 April 30, 1998        April 30, 1999    Adjusted (1)
                                 --------------        --------------    ------------
Balance Sheet Data:
Current assets                      $   886,836         $    936,654      $5,398,088

Working capital                     $(2,162,614)        $ (4,580,827)     $2,409,877

Total assets                        $ 1,864,216         $  2,642,758      $7,204,192

Total liabilities                   $ 3,167,426         $  6,985,240      $3,092,470

Shareholders' equity (deficit)      $(1,303,210)        $ (4,342,482)     $4,111,722

------------------------------

(1) Adjusted to show the effect of the sale of 1,600,000 shares of common stock we are offering to you at a price of $5.00 per share. See "Use of Proceeds."

(2) Adjusted to give effect to a one for four reverse stock split of the issued and outstanding shares of our common stock effective on June 3, 1999.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS


         THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, ARE FORWARD-LOOKING STATEMENTS. IN ADDITION, WHEN USED IN THIS DOCUMENT, THE WORDS "ANTICIPATE," "ESTIMATE," "PROJECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS INCLUDING THOSE RISKS DESCRIBED IN OUR ANNUAL REPORT ON FORM 10-KSB, AS WELL AS IN THIS REPORT ON PROSPECTUS. SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED OR PROJECTED. ALTHOUGH AMERICAN QUANTUM CYCLES BELIEVES THAT THE EXPECTATIONS WE INCLUDE IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT ASSURE YOU THAT THESE EXPECTATIONS WILL PROVE TO BE CORRECT.


         AMONG THE KEY RISKS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTATIONS ARE ESTIMATES OF COSTS, PROJECTED RESULTS OR ANTICIPATED RESULTS.


         The following discussion and analysis should be read in conjunction with the financial statements of American Quantum Cycles and the notes thereto appearing elsewhere.


PLAN OF OPERATION


         American Quantum Cycles has made, and projects significant investments in its manufacturing plant and people which will support an aggressive increase in monthly production of motorcycles and engines during the next six months. Investment in the plant includes manufacturing equipment, material-handling equipment along with computer hardware and software (enterprise resource planning software including integration with our dealer oriented intranet). During this same period, our headcount (number of full time employees) is projected to increase from 38 to over 70. Most of the increase in headcount will be in production and key support functions such as quality control, procurement and inventory management.


         Production increase will be implemented through refinement of the assembly process and investment in jigs, fixtures and material handling equipment such as pneumatic hoists, lifts and conveyor belts. The total monthly production is projected to increase from 20 motorcycles in March to 80 motorcycles per month by August 1999 with the addition of a second assembly line and starting two shift operations during the late spring of 1999.


         American Quantum Cycles also plans to invest in the research and development of two new product lines during the next six months: a touring motorcycle and a 96 cubic inch engine. The touring motorcycle will be a second product line to the cruiser model currently manufactured by American Quantum Cycles and will include saddle bags and windshields/fairing. The touring motorcycle is targeted at one of the fastest growing market segments. A prototype of the touring product was featured at the Sturgis Motorcycle Rally in August of 1998. Management of American Quantum Cycles ("Management") believes that the dealer and consumer response was very favorable due to the number of orders for the touring motorcycle that were placed at the rally. The 96 cubic inch engine will use the same 4-Valve technology as the company's present 88 cubic inch engine. We put the 96 cubic inch engine through extensive testing, including over 4,000 miles of road testing and numerous dynamometer tests. The dynamometer tests established a 10% improvement in peak foot-pounds of torque than the 88 cubic inch engine.


         Management believes that 4-Valve engine design is one of the industry leaders in high torque at low and mid-range speeds. This torque gives riders excellent acceleration for increasing speed to merge into highway traffic from on-ramps and passing trucks safely. The touring motorcycle and the 96 cubic inch engine are planned to be introduced in the next twelve months.

RESULTS OF OPERATION


         American Quantum Cycles has transitioned from a development stage company into an early production company. American Quantum Cycles was originally incorporated on March 20, 1986 as "Norbern, Inc." and was inactive until March 1997 when it began developing and implementing its business and financing plans. On May 8, 1997 Norbern, Inc. changed its name to American Quantum Cycles, Inc. and its fiscal year end to April 30.

         As American Quantum Cycles was inactive prior to March 1997, there was no income and only incidental supply costs and the accrued interest expense from seven promissory notes totaling $250,000. The fiscal year ended April 30, 1997 had a deficit carry forward of $2,634. During the fiscal year ended April 30, 1998, our efforts have been principally devoted to research, development and design of products, marketing activities and raising capital, which resulted in cumulative losses of $2,634,345. These losses have resulted primarily from expenditures for general and administrative activities, including salaries and professional fees for outside services in the amount of $1,164,291, travel and marketing expenses of $457,590, and accrued interest expense of $187,232 from the bridge loan and convertible debentures issued.


         American Quantum Cycles sustained continuing losses during the fiscal year ended April 30, 1999 in the amount of $6,786,791. These losses include $5,706,840 in general and administrative activities, representing training and development of personnel and process necessary in a development stage operation, and $1,079,951 in accrued interest expense.

         Revenues in the fiscal year ended April 30, 1998 of $192,856 resulted from the sale of the initial ten motorcycles produced plus some after-market 4-Valve engine parts. An additional eight motorcycles were produced, of which two were used for engineering and regulatory testing, and the remaining six are used for marketing purposes. Fifty-four (54) motorcycles have been produced during the fiscal year ended April 30, 1999 for revenues of $959,210 plus $16,570 in aftermarket parts.

         Two hundred forty (240) motorcycles have been booked into production slots based on orders from 24 dealers. Eighty-six of these bikes were scheduled for delivery during the January-March time frame of 1999. Of the 86 motorcycles that were ordered for delivery between January and March 1999, 4 were delivered between January and March, 4 were delivered in April. These eight motorcycles are included in the 54 motorcycles produced this past fiscal year. Seven additional motorcycles were delivered in May and 8 in June, 1999 as part of the new fiscal year production.

         American Quantum Cycles expects after-market 4-Valve engine and part sales to increase significantly during the fiscal year 1999/2000. In order to successfully deliver the 240 motorcycles, which have been ordered by the dealers, American Quantum Cycles will have to increase monthly production from 5 per month to 85 per month. To accomplish this production increase, we will need to improve the facilities, refine production processes, add to production staff, and insure continued and smooth flow of proper parts and implement effective quality. There is no guarantee that the management team will be able to implement this required production increase in the 3-6 month time frame necessary for timely delivery of motorcycles against outstanding orders.
Risks which could prevent successful delivery of 240 motorcycles include:

o    Not recruiting adequate production staff,
o    Insufficient training of production staff,
o    Not ordering part on time,
o    Not ordering correct parts,
o    Suppliers delivering parts of unacceptable quality,
o    Suppliers not delivering parts on a timely basis,
o Not being able to devise efficient assembly procedures, jigs, fixtures and tools and
o To manage production staff to operate at an acceptable level of energy, efficiency and productivity

Consequently, there is no guarantee that we will be successful in producing the motorcycles that have been ordered.

         While American Quantum Cycles anticipates that the current fiscal year ending April 30, 1999 will have deficit earnings, including the aggregate for the 4th Quarter. American Quantum Cycles expects their first profitable quarter to occur second quarter of fiscal year 2000. Results of operations in the future will be influenced by numerous factors including technological developments, competition, regulation, increases in expenses associated with sales growth, market acceptance of the products of American Quantum Cycles, the capacity of American Quantum Cycles to expand and maintain the quality of its motorcycles and related services, continued development of the dealer organization, favorable source of supplies, recruitment of highly skilled employees and integration of such persons into a cohesive organization, and the ability to raise funds and control costs.


LIQUIDITY AND CAPITAL RESOURCES


Since American Quantum Cycles only recently emerged from its development stage, it has not received any material income from operations. As such, American Quantum Cycles relies on private sources of financing to support its operations. As part of its funding and financing, American Quantum Cycles issued three separate series of convertible notes to investors:

o Beginning in October 1997, American Quantum Cycles issued an aggregate of forty (40) 8% subordinated notes to 32 investors, in the aggregate principal amount of $1,407,000. The notes matured one year from date of issue. seventeen of the 8% note holders, representing an aggregate of $706,500 of the aggregate outstanding principal amount of the 8% notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of American Quantum Cycles at the a price per share equal to $5.00; and (ii) warrants to purchase a number of shares of American Quantum Cycles common stock equal to the 8% note shares at an exercise price of $5.00 per share. American Quantum Cycles redeemed two of the 8% notes with a principal balance of $80,000.

          Ten of the 8% note holders, representing an aggregate of $297,500 of the outstanding principal balance of the 8% Notes, agreed to extend the maturity date of their 8% notes until the close of this offering. American Quantum Cycles intends to repay these notes from the proceeds of this offering.

          The remaining three 8% note holders, representing an aggregate of $323,000 of the outstanding principal balance of the 8% notes, have not agreed to either extend the terms of, or convert, their 8% notes. One of the 8% note holders has sent American Quantum Cycles notice informing American Quantum Cycles that it is in default of its repayment obligations on the 8% notes. American Quantum Cycles is in the process of negotiating with this note holder. The total amount of the proceeds that American Quantum Cycles has designated for repayment of the 8% notes is $620,500 principal plus $123,301 interest.

o Beginning in April 1998, American Quantum Cycles issued an aggregate of twenty-seven (27) 7% subordinated notes to 25 investors, in return for which American Quantum Cycles received proceeds of $549,500. The 7% notes mature one year from the date of issuance and are convertible into shares of common stock of American Quantum Cycles at $8.00 per share. Interest is payable in cash or shares of common stock of American Quantum Cycles, at the discretion of American Quantum Cycles. Six of the 7% note holders, representing an aggregate of $70,000 of the outstanding principal balance of the 7% notes, agreed to extend the maturity date of their 7% notes until the close of this offering. Fifteen of the 7% note holders, representing an aggregate of $337,000 of the aggregate outstanding principal amount of the 7% notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of American Quantum Cycles at the a price per share equal to $5.00; and (ii) warrants to purchase a number of shares of American Quantum Cycles common stock equal to the 7% note shares at an exercise price of $5.00 per share. American Quantum Cycles redeemed two of the 7% notes which had an aggregate principal balance of $32,500.


          Eight of the 7% note holders, representing an aggregate of $180,000 of the outstanding principal balance of the 7% notes, agreed to extend the maturity date of their 7% notes until the close of this offering. American Quantum Cycles intends to repay these notes from the proceeds of this offering. The total amount of the proceeds that American Quantum Cycles has designated for repayment of the 7% notes is $180,000 principal plus $22,045 interest.

o In March 1998, American Quantum Cycles received aggregate of $700,000 in connection with the issuance of nine (9) promissory notes to nine investors, which bear interest annually at a rate of 10%. The 10% notes mature one year from the date of issuance and are convertible into shares of common stock of American Quantum Cycles at $8.00 per share.

o In March 1998, American Quantum Cycles received aggregate of $700,000 in connection with the issuance of nine (9) promissory notes to nine investors, which bear interest annually at a rate of 10%. The 10% notes mature one year from the date of issuance and are convertible into shares of common stock of American Quantum Cycles at $8.00 per share. Interest is payable in cash or shares of common stock of American Quantum Cycles, at the discretion of American Quantum Cycles. Seven of the 10% note holders, representing an aggregate of $320,000 of the outstanding principal amount of the 10% notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of American Quantum Cycles at the a price per share equal to $5.00; and (ii) two warrants to purchase a number of shares of American Quantum Cycles common stock equal to the 10% note shares at an exercise price of $5.00 per share.

          Two of the 10% note holders, representing an aggregate of $380,000 of the outstanding principal balance of the 10% notes, agreed to extend the maturity date of their 10% notes until the close of this offering. American Quantum Cycles intends to repay these notes from the proceeds of this offering. The total amount of the proceeds that American Quantum Cycles has designated for repayment of the 10% notes is $380,000 principal plus $64,467 interest.


         Under the terms of the notes, American Quantum Cycles has 30 days after receipt of written notice of default from a note holder to cure the default. If American Quantum is unable to cure the default or reach satisfactory arrangements with the note holder who sent such written default, the note holder is entitled to proceed to protect and enforce his or her rights under this note.

         There is a risk that the proceeds from this offering would be insufficient for American Quantum Cycles to satisfy the payment of these notes. American Quantum Cycles would attempt to establish a long-term payment plan out of cash flow from the sale of motorcycles. There are risks that cash flow will be insufficient, the note holders would not accept a payment plan and that legal action could be taken against American Quantum Cycles by the note holders in default.

         Between November 1998 and January 1999, American Quantum Cycles completed a private offering of approximately 35 Units of its securities to 11 investors from which American Quantum Cycles received gross proceeds of $870,000. Each unit consisted of (i) a senior promissory note in the principal amount of $25,000 and (ii) the right to receive a number of shares of common stock of American Quantum Cycles determined by dividing $12,500 by the subsequent public offering price per share of American Quantum Cycles common stock in an underwritten public offering from which American Quantum Cycles receives at least $5,000,000 gross proceeds. Valuation of the incentive shares is to be determined by the public offering price per share. American Quantum will use these funds for costs of goods required for motorcycle manufacturing, research and development, product development, marketing and administrative expenses through to the time of the completion of this offering.


         As of June 14, 1999, American Quantum Cycles issued an aggregate of five (5) 8% subordinated notes in the aggregate principal amount of $284,181. The notes mature October 1, 1999 with interest and principal payable in cash.


         In December 1998, American Quantum Cycles contracted for a secured line of credit in the amount of $755,000 to use for research and development, product development, marketing and administrative expenses. The line of credit accrues interest at a rate of 10% per annum. Principal and interest on the line of credit must be repaid to the line of credit provider upon demand. The entire amount of the line of credit has been drawn down as of April 30, 1999. This is not a revolving line of credit.

         In February 1999, American Quantum Cycles contracted with seven individuals for an unsecured line of credit in the aggregate amount of $650,000 use for research and development, product development, marketing and administrative expenses. The line of credit accrues interest at a rate of 8% per annum plus an aggregate of 112,500 incentive shares of stock. Principal and interest are to be paid back after completion of this offering. This is not a revolving line of credit.

         In March 1999, American Quantum Cycles contracted for a $750,000 revolving line of credit to use for inventory and production expenses. Draw on the line of credit is based per purchase order for motorcycles from our dealers. Interest accrues at a rate of 10% per annum. Principal and interest are paid from funds received from the purchase of the motorcycles.


         In addition to the bridge funding and short-term notes, these lines of credit will cover expenses of American Quantum Cycles through to the completion of this offering.

         The proceeds from American Quantum Cycles Notes and lines of credit have been used for research and development in the amount of $489,302 and investment in inventory, equipment, licenses and intellectual rights in the amount of $978,182 during the fiscal year ended April 30, 1998. American Quantum Cycles expended $608,722 for research and development and $807,885 in equipment, facility improvements and fixtures during the fiscal year ended April 30, 1999. The remaining funds raised were used to supply working capital for American Quantum Cycles operations to date.

Year 2000 Disclosure

         American Quantum Cycles has investigated what, if any, impact the year 2000 could have on its internal software and operating systems. It is believed by the management team that American Quantum's operating system (Win NT 4.0) is year 2000 compliant. DealerNet, a proprietary software for designing and ordering motorcycles at the dealership level, was developed for American Quantum Cycles in 1998, and is to our knowledge year 2000 compliant. Additionally, integral software which is currently being purchased and/or developed for American Quantum Cycles (MRP/ERP, TechNet, & e-commerce), is believed to also be year 2000 compliant. American Quantum Cycles has made efforts to ascertain its vulnerability should any of its vendors experience year 2000 difficulties. Should certain vendors become unable to meet American Quantum's material needs, production could be interrupted, which would in turn adversely affect operations. In 1999, American Quantum Cycles will attempt to identify, if possible, multiple vendor sources for product to limit our exposure to vendor's year 2000 problems. The anticipated costs of American Quantum's year 2000 initiative is not considered material. The internal year 2000 team's mission is to attempt to ensure that there is no adverse effect on us. While we believe that every effort is being taken to address all year 2000 concerns, we can not guarantee that the systems of other companies will be compliant and will not have a material adverse affect on American Quantum Cycles.



                                    BUSINESS

INTRODUCTION


         American Quantum Cycles, Inc. designs, manufactures and distributes American-made, high performance V-twin engine cruiser and touring style motorcycles. These motorcycle products include stock models and motorcycles built to customer specifications. We make use of a "just in time" approach (i.e. ordering parts on an as-needed basis) in manufacturing, and we believe we can manufacture a high quality product using mass production methods. American Quantum Cycles further believes that this made-to-order approach helps produce greater customer satisfaction and reduces the need for added cash flow. We expects that its motorcycles will be lower in price compared to the other major sources of high performance, customer-specified motorcycles, which are primarily small customization shops and small manufacturers.

         We are initially focusing on manufacturing and selling heavyweight motorcycles and have begun small-scale production of our initial heavyweight cruiser, the Liberty. We unveiled this model at the Sturgis Motorcycle Rally in Sturgis, South Dakota, in August 1997. American Quantum Cycles has produced 55 motorcycles since that time, 41 of which have been sold to dealers and/or consumers. The remaining 14 motorcycles are being used for regulatory compliance testing, marketing and long term testing. We will also take bikes to rallies and conferences including the Indianapolis Dealers Conference, Daytona Beach Bike Week, Laconia Bike Week and many others. We have signed letters of intent with 24 prospective dealers and have received orders for 240 motorcycles including 86 for immediate delivery.


         We intend to make investments in plant and people to support a increase in monthly production of motorcycles and engines during the next twelve months. Investment in plant will include manufacturing equipment, materials handling equipment and computer hardware and software. During this same period, our headcount (number of full time employees) will need to increase. Most of the increase in headcount will be in production and key support functions such as quality control, procurement and inventory management.

         American Quantum Cycles was originally incorporated as a Florida corporation on March 20, 1986 as "Norbern, Inc." On May 8, 1997, Norbern, Inc. changed its name to "American Quantum Cycles, Inc." American Quantum Cycles had no operations prior to May 9, 1997, when it issued shares of its common stock in exchange for management, equipment and other assets. This enabled us to manufacture, distribute and sell American-made motorcycles, motorcycle parts and related products. American Quantum Cycles fiscal year end is April 30. Our executive offices are at 731 Washburn Road, Melbourne, Florida 32934; Telephone
(407) 752-0008, our fax is (407) 752-0550 and our website is
http://www.quantumcycle.com.


THE INDUSTRY AND MARKET

         Our management believes that the motorcycle market has been extremely robust, the healthiest segment being the cruiser market. Data from the Motorcycle Industry Council shows the cruiser market segment has enjoyed eight years of unbroken market growth averaging roughly 12% per year over this period. Industry experts are highly confident in the continuation of this growth pattern well into 2005 due to favorable demographics. The prime buyer for the heavyweight cruiser is middle-aged and middle class which means that the baby boomer segment of the population which is now reaching their peak earning years with growing discretionary income will be motorcycle prospects for the next 7-10 years.


         Five different companies currently have about 95% of the market share and therefore dominate the motorcycle industry in the United States. Those companies are Harley Davidson, Honda Motorcycle, Yamaha, Suzuki and Kawasaki.
In spite of this array of able competitors, the market for cruiser motorcycles is unfulfilled due to a strong demand for American made product and a shortage of production capacity on the part of Harley Davidson, which has existed for the last five years. Our management believes that this product shortage has caused unusual market distortions to exist for a number of years, which include:

o    Harley Davidson buyers having to wait from 3-12 months for product delivery
o Harley Davidson Dealers adding a large number of accessories on their product to raise prices and margins
o Many Harley Davidson buyers being required to add $5-10k of aftermarket parts to new motorcycles to get a high performance product
o    High demand and high prices for used Harley Davidson motorcycles
o Harley Davidson dealers taking on second product line in order to fulfill demand

         Because there is little or no competition between Harley Davidson dealers, the dealers have been taking advantage of the excess demand market condition by adding a large number of accessories on their product to arbitrarily raise the price and margin of their motorcycles. The consumer has been tolerating this because they have no competition between Harley Davidson dealers to use to drive prices back down.

         Harley Davidson has taken advantage of the excess market demand situation and extreme customer loyalty by being slow to make improvements to their product line, particular slow to improve engine performance. This has created large after-market industry consisting of providers of kits with which to upgrade the performance of Harley Davidson engines. Consequently, many Harley Davidson buyers end up adding $5-$10 thousand dollars of aftermarket parts to new motorcycles in order to get a high performance product with the Harley Davidson name on it. When the market leader does not satisfy neither the quantity nor the option preferences (e.g. high performance) of the market place, this creates a market vacuum which can be filled by newer, smaller competitors with less capital resources. This is the market condition today in the heavy cruiser motorcycle segment in North America.


          Currently, there are over 100 Harley Davidson dealerships, which have already picked up the Kawasaki, Honda or Suzuki lines in order to fulfill the unsatisfied demand of bikers who do not want to wait for their motorcycles. We believe the demographic audience that most dealerships are attempting to reach would prefer buying an American-made bike. However, the individual buyer has been limited to the above choices, or an expensive custom motorcycle selling in excess of $30,000. Now, however, the customer will have an alternative choice - American Quantum Cycle.

         An estimated 346,966 new motorcycles were sold in 1997 with 67% of these being in the on-highway classification. New motorcycle sales equaled a retail value of $2.7 billion in 1997. The overall motorcycle industry in the U.S. generated an estimated $8.7 billion consumer sales and services, state taxes and licenses. Included in this overall industry value are retail sales of motorcycles (new and used), parts and accessories, dealer servicing, product advertising, vehicle financing charges, insurance premium, dealer personnel salaries, state tax and licensing fees. There were 12,113 retail outlets, which sold motorcycles and related products in the U.S. in 1997. Roughly one-third (34%) of these were authorized to sell new motorcycles while the remainder specialized in related parts, accessories, riding apparel, used vehicles or service.

         In 1996, there were $5.6 billion in retails sales generated by all franchised (authorized by a major brand manufacturer to sell new motorcycles, parts, accessories or clothing) and non-franchised motorcycle retail outlets according to the 1996 retail outlet profit survey from the Motorcycle Industry Council. Sales by franchised outlets accounted for $4.4 billion of the total retail sales volume, compared to $1.2 billion for non-franchised outlets. The estimated average motorcycle related sales and service for a franchised motorcycle outlet was $1.606 million compared to $159,000 for a non-franchised outlet. These sales for the franchised outlets were broken down, on average, at 57% for new motorcycles, 14.7% for used motorcycles, 22% for parts, accessories and riding apparel, 5.7% for service labor and 0.6% for miscellaneous.

         The 3.16 million motorcycles in use in 1996 were owned by 2.77 million owners according to the 1997 Motorcycle Statistical Annual from the Motorcycle Industry Council. Motorcycle owners have grown steadily in age and income over the past two decades (see Table below):

              Year                 Median Age                Median Income
              ----                 ----------                -------------

              1980                 24 years                     $17,500
              1985                 27.1 years                   $25,600
              1990                 32 years                     $33,100

         The most rapidly growing income segment for motorcycle owners was the "over $50,000 per year" bracket growing from 2.4% in 1980 to 6.1% in 1985 to 19.9% in 1990. The fastest growing education segment for motorcycle owners was "some college education" which grew from 17% in 1980 to 25.2% in 1990. The percentage of motorcycle owners who are married has grown steadily from 44.3% in 1980 to 56.6% in 1990.


         In 1996, U.S. registrations of new heavyweight motorcycles increased by approximately 9.6% over 1995 registrations, and U.S. registrations of new heavyweight motorcycles have increased 59% from 1992 through 1996. American Quantum Cycles has carried out detailed demographic surveys through motorcycle registration databases, telephone surveys and face-to-face surveys to determine those demographic groups, which are owners of heavyweight cruisers. As a result of this market research, American Quantum Cycles has determined the characteristics of their target market groups and correspondingly, where they live by ZIP code, census block and trade zone.


         The international market for heavyweight motorcycles has seen strong growth in the last few years. The European market grew at a 7.2% rate during 1997 according to, Ferrex International, Inc. ("Ferrex") with Germany being the largest purchaser of American manufactured heavyweight motorcycles with $76.6 million in sales for 1996, followed by Canada ($67.9 million), Japan ($46.8 million), Australia ($31.1 million), and the Netherlands ($21.8 million).

         Motorcycle buyers today have three choices in buying a high performance cruiser or touring motorcycle:

          (1)  to buy new American made products from small manufacturers (e.g.:
               Titan, Big Dog, CMC, etc.);

          (2)  to buy a foreign made product; or

          (3) to buy a new Harley Davidson product and pay a large premium in order to upgrade the performance characteristics of Harley Davidson motorcycles.


         American Quantum Cycles intends to fill this market gap by providing an American-made and styled motorcycle with advanced engineering and high performance technology. Since its initial promotional event at the Sturgis Motorcycle Rally in Sturgis, South Dakota, we have received more than 443 dealer inquiries to sell our motorcycles and motorcycle parts.

STRATEGY


         Our goal is to continue to produce what we believe is a superior U.S.-made V-twin motorcycle using quality materials and workmanship. We will seek market share, both domestically and internationally, by offering high performance custom-built motorcycles and motorcycle products and through the development of a proprietary Intranet/Extranet system (designed to continually track and control inventory and production) for use by dealers, customers and American Quantum Cycles. See "Intranet/Extranet System."

         To increase our motorcycle production capacity, we recently completed a modification to our production facility, which we believe has increased our production floor space by 200%. This provided space for a second motorcycle production line which we believe will more than double our motorcycle production capabilities.


PRODUCTS


         American Quantum Cycles first model the Liberty, a heavyweight cruiser motorcycle, has been designed to achieve major product goals including:


          (1)  American styling;

          (2)  handling;

          (3)  durability; and

          (4)  performance.


          o American Styling -- American Quantum Cycles believes the dimensions, angles, components and selection of materials (including the use of polished aluminum as opposed to chrome) used in the Liberty embodies the heritage of American styled motorcycles from the 1950's and, at the same time, integrates technologies of the late 1990's. For example, the painting process used by us on its motorcycle frames prevents paint from chipping, since the paint is electrically charged and baked at extremely high temperatures for a glossy, durable finish. We also believe this makes the motorcycle frame more durable. Additionally, there is a variety of customized colors and designs available through this powder coating process.


          o Handling -- A number of factors contribute to the ease of handling of the Liberty. The Liberty is designed to be completely balanced so that the center of gravity is in line with its rider. The inverted front forks of the Liberty model, typical on racing motorcycles, absorb shock and provide steady contact with the road. This delivers ease of handling under high performance conditions. The engine and transmission are rubber mounted to minimize vibration for smooth and easy handling. Many of the materials in the Liberty are selected for high strength-to-weights ratios.


          o Durability -- American Quantum Cycles believes that while competitive products in the Liberty's price class require annual repairs and continual upgrades, these repairs and upgrades are not necessary with the Liberty model. We believe that the Liberty's frame wears well through all environmental and use conditions. We polish the aluminum parts to a soft gleam and we believe that they will resist corroding or peeling. The balanced components and engine/transmission triple isolation mounts greatly reduce vibration, which adds to durability and longevity. Additionally, we make a number of components (including the oil tanks), from stainless steel, which also adds to corrosion resistance and durability. Aluminum parts dissipate heat better than the low-grade steel used by competitors, further increasing long-term durability.

          o Performance -- The single most outstanding feature of the American Quantum Cycles product line is its engine. The four stroke, four valve V-twin promises to deliver the greatest acceleration at low and mid-range speeds in its model class (heavyweight cruisers) on the road today. The engine, designed by American Quantum Cycles, includes designs for heads under exclusive license from Fueling Advanced Technologies. The two pistons are arranged vertically at a 45 degree angle to each other. The bore of 3 and 5/8 inches combined with a stroke of 4 and 1/4 inches provides 88 cubic inches or 1462 cc of capacity - near the top of the range for this class of motorcycle and larger than most of its competitors. Capacity, however, is only one factor in delivering power. The 4-valve technology produces greater airflow through the engine than the more common 2-valve. American Quantum Cycles has designed a unique manifold which manages the flow of air more efficiently resulting in a more complete burn cycle with less wasted fuel. The 4-value heads are equipped with two 1.575" intake valves and two 1.275" exhaust valves for 3.150" and 2.550" intake and exhaust capacity respectively. The spark plug is located in the middle of the head between the four valves in the combustion chamber, which has a semi-hemispherical pent roof design. The cam is ground to Quantum's specifications. The resulting engine design delivers greater torque, less pollutants, cooler operating temperatures and greater mileage all at the same time.

               The 4-valve engine is expected to be the industry leader in ft-lbs. of torque per cubic inch of capacity. The American Quantum Cycles 4-Valve 88 cubic inch passed 49 state Environment Protection Agency tests and certification has been received. The power achieved by Quantum's 4-Value engine accomplishes what the motorcycle industry heretofore has failed to deliver an engine with excellent low-to-mid range (rpm) torque without sacrificing upper range power. In conclusion, the design of the Liberty Cruiser motorcycle has accomplished all four-product goals and has created a product, which will be extremely competitive in the motorcycle industry.


         We believe we have close and efficient relationships with all of our suppliers. Approximately 50% of our motorcycle components are manufactured to our specifications by manufacturers located throughout the United States but predominantly in Florida. We purchase the remaining 50% of the components needed to complete our motorcycle from parts manufacturers and catalog distributors (e.g. tires, wheels, seats, lights, batteries, and other off-the-shelf parts).


         American Quantum Cycles has and will invest in the research and development of two new product lines during the next twelve months: a touring motorcycle and a 96 cubic inch engine.

         The touring motorcycle will be a second product line to the existing Cruiser model and will include saddlebags and windshields/fairing. The 96 cubic inch engine will use the same 4-valve technology as American Quantum Cycles present 88 cubic inch engine. With the larger displacement, American Quantum Cycles projects an increase in peak torque in the 10-20% range.


MANUFACTURING


         American Quantum Cycles focuses on final assembly of the engine and motorcycle in its home plant in Melbourne, Florida. American Quantum Cycles outsources all casting, machining, forging, powder coating, chrome plating and fiberglass molded processes to subcontractors, minimizing the capital investment required in heavy machinery and additional plant floor space and expenses associated with recruiting, training and retaining highly skilled personnel.

         American Quantum Cycles can implement this outsource focused production philosophy cost-effectively because of its location on the "Space Coast" of central Florida taking advantage of the large number of small machine shops which have evolved to support NASA and Cape Canaveral.

         American Quantum Cycles has designed and produced 55 motorcycles since May 1997. Of these, 41 motorcycles have been sold, 11 are used for marketing purposes, and 3 for engineering and regulatory testing. During the remainder of fiscal 2000 we expect to build and ship roughly 1000 Motorcycles this projection is based on a plan to increase production through refinement of the assembly process. This involves investing in jigs, fixtures and material handling equipment such as pneumatic hoists, lifts, and conveyor belts.

         We project total monthly production to increase from 20 motorcycles to 80 motorcycles in August 1999 with the addition of a second assembly line and starting two shift operations. We project that we will increase production to 160 motorcycles per month from July 1999 through April 2000. Currently, American Quantum Cycles existing manufacturing process consists of outsourcing all manufacturing of parts to subcontractors. We carry out only research and development, final assembly, testing and quality control at our facilities. American Quantum Cycles has long-term contracts with major subcontractors, vendors and backup suppliers to insure the flow of parts to our plant in Melbourne, Florida.

         American Quantum Cycles presently can produce five motorcycles per week or 20 motorcycles per month with a team of seven persons working one line of final assembly stations. American Quantum Cycles has plant space and much of the equipment in place for a second parallel line prior to receiving the proceeds of this offering. American Quantum Cycles has been recruiting and training additional production personnel and can increase production from 20 motorcycles per month to 40 motorcycles per month by opening up the second production line. No new additional plant space or equipment is needed to further increase monthly production via adding a full or partial second shift 4PM to Midnight. By adding a second shift on one line only, monthly production increases to 60 motorcycles per month. Two shifts, two production lines will provide 80 motorcycles per month. All of these increases are possible with no "learning curve" or increase in productivity per line, per shift, per week. Over a six to twelve month period, We will improve productivity by streamlining assembly processes, improving jigs and fixtures, weeding out low performance personnel, etc. At the end of twelve months of production refinement, We estimate that a 10-12 man team working on one line, one shift can produce five motorcycles per day or 100 motorcycles per month.

         American Quantum Cycles must also insure a corresponding increase in supply of parts to support a month-by -month increase in production. American Quantum Cycles works closely with all of its vendors, providing them with six month production forecasts and anticipating any needs on the part of the vendors to support our increasing parts supply needs. American Quantum Cycles gets its non-proprietary products primarily from large vendors with $50 million or larger in annual revenues who can scale up to provide American Quantum Cycles its increasing parts needs. Where American Quantum Cycles uses a smaller vendor for any part, we have cultivated secondary and tertiary suppliers. This is particularly critical in machining services where American Quantum Cycles has provided proprietary drawings and multiple machining houses have developed their numerical machine control code to support us. American Quantum Cycles has invested considerable in time and money to insure that its vendors can provide the increasing supply of parts required to support substantial increases in monthly production of motorcycles. Since, we can not guarantee the performance of its vendors and subcontractors, adequate and uninterrupted supply of parts must be consider a risk factor for our success.

         Having grown up from its garage shop origins, much of the motorcycle industry's after market parts vendors practice an informal business philosophy. Most contracts are verbal in nature. Consequently, American Quantum Cycles has no written contracts at present with any of its parts suppliers save purchase orders with written notes concerning reorder cycles and increasing volumes over a forward looking 3-6 month period.


RESEARCH AND DEVELOPMEMNT

         American Quantum Cycles' research and development efforts have been and will be focused on the engine and associated drive train. In fiscal years 1997 and 1998, the research focused on those refinements required for the 4-Valve engine design to achieve the desired durability and to pass the 49 state environmental protection agency emission tests. Different flywheel and connecting rod designs were analyzed and tested for long life durability. These designs were first tested in computer-based modeling and simulations. Three-dimensional models were developed in American Quantum's PRO/E engineering workstation and dynamic stress analysis was carried out using finite element analysis techniques. This process supported the determination of the proper neck thickness and flange width for the connecting rod. Flywheels and connecting rods were then built to these dimensions and weights and tested in bench and road tests to confirm the computer modeling results. The resulting design is a heavier flywheel and more durable connecting rod than is commonly used in the heavyweight cruiser industry. This allows American Quantum's engine to not only run more smoothly (providing greater durability), but to take more complete advantage of the additional torque produced by the 4-Valve design.

         In addition to the flywheel/connecting rod research, a variety of combinations of pushrods, swivel feet and rocker arms were evaluated. Adjustable pushrods and a variety of fixed-length pushrods were evaluated for smooth running of the rocker arm assembles and long life durability of the associated parts. A number of third party swivel feet were tested and compared with an American Quantum Cycles design. The smoothest running combination was identified after extensive bench and road testing included fixed pushrod lengths of specific dimensions for intake and exhaust pushrods and a selected third party swivel foot.


         Engine research in fiscal years 1997 and 1998 also focused heavily on those refinements necessary to pass 49 state Environmental Protection Agency emissions tests. A variety of third party carburetors and custom designed cams were evaluated via preliminary testing at an Environmental Protection Agency approved test facility. Additionally, a number of sizes and shapes of airflow plenums were tested. The test results specified a third party carburetor (and associated jet settings), a specific custom grind on a third party cam and the most efficient plenum size and shape for airflow management which produced the best mix of low emissions, excellent torque and horsepower performance along with attractive gas mileage. This combination successfully passed 49 state Environmental Protection Agency emissions requirements and American Quantum's 4-Valve engine received Environmental Protection Agency certification. These activities resulted in research and development costs of approximately $489,302 for the fiscal year ended April 30, 1998 and $209,305 for the fiscal year ended April 30, 1999.


         Engine research in fiscal years 1998 and 1999 focused on further refinements to American Quantum's 88 cubic inch engine and the development of a 96 cubic inch engine. Refinements to the 88 cubic inch engine design included research on hardened valve stems, valve spring design and slight modifications to the rocker arm assembly to minimize upper engine noise. A number of hardened valve stem designs were put through bench and road testing to determine that design which would provide the most durable valves and minimize shifting and settling of the rocker arm assembly due to valve wear and compression. Double and single valve springs were tested for that combination which minimized valve float and yet provided ease of starting for a cold engine. Slight variations to the machining of the rocker arm and pushrod/rocker arm geometry's were tested and evaluated for minimizing upper engine noise while maintaining torque and horsepower performance.

         A major research and development effort was invested in the development and testing of a 96 cubic inch 4-Valve engine. All the required changes to the dimensions of various affected parts were determined and a 96 cubic inch engine was built. This test engine was put through extensive bench and road testing including exhaustive dynamometer testing to determine improvement in torque and horsepower. Torque and horsepower improvements in the 10-15% range were verified. The durability of the 96 cubic inch engine was also verified. Entering fiscal year 1999and 2000, the 96 cubic inch engine is ready for Environmental Protection Agency emission testing and subsequent market release.

          An embryonic research and development program was initiated in fiscal year 1998 and 1999 in the use of polymer coatings on selected engine parts to reduce friction and improve durability. Preliminary tests were carried out with polymer coatings on flywheels with inconclusive results to date. This program will be continued in fiscal year 1999 and 2000 as American Quantum maintains an aggressive research and development program to improve its product line. All of these efforts resulted in research and development costs of approximately $608,722 for the fiscal year.

         The research and development program planned for fiscal year 1999 and 2000 includes Environmental Protection Agency testing of the 96 cubic inch engine, evaluation of polymer coatings, evaluation of the use of exotic alloys (e.g. titanium/aluminum) for rocker arm assemblies and the development of a dual carburetor engine.



INTRANET/EXTRANET SYSTEM


         One of our goals is to provide our customers with an efficient way of selecting an exact product design as well as to provide a method to continually track the progress of production of any specific product. We have developed a PC-based kiosk Intranet/Extranet System (the "Dealernet") for this purpose. The Dealernet uses an interactive CD-ROM (or DVD) storing two and three-dimensional images of our products. A prototype was reviewed by dealers and consumers for ease-of-use and effectiveness at the Sturgis and Daytona Beach Motorcycle shows. Management of American Quantum Cycles believes that both dealers and customers have responded favorably to the Internet software. We sent a mailer of the completed Dealernet library of bike selections (on CD) to 2,000 prospective dealers during the week of July 24, 1998 as a promotional tool and as an invitation to visit American Quantum Cycles booth at the Sturgis, South Dakota Rally.

         The Dealernet system displays alternate motorcycle choices on a computer screen allowing, a customer to select a precise motorcycle design with options tailored to the customer's requirements. The customer will also know the cost of each option, and have a graphic image of the bike, which he can easily modify. Once a customer agrees to purchase our motorcycle, we will assign a unique bar code to each order. This serves as an order and tracking number for the dealer, the customer and American Quantum Cycles production plant. This also allows everyone to monitor the progress of the production of product. We have completed the Dealernet system and intend to install it at our dealer locations beginning in spring 1999.


MARKETING

           Our marketing program will focus on two major objectives:

           (1) corporate/product name identification; and

           (2) lead generation for the sales and distribution channels.

           o Corporate product name and product identification will use advertising, promotions, public relations and participation in major motorcycle events (such as the Sturgis Race and Rally in Sturgis, SD and the Daytona Beach Bike Week). We also will sponsor racing activities and special promotional events and participate in most major motorcycle consumer shows and rallies. To establish our brand name among the motorcycling public, we first unveiled our prototype, the Q2 at the Sturgis Rally in August 1997. We also intend to eventually license certain of our trademarks on a broad range of consumer items to increase public exposure of our brand name.


           o Lead generation activities will support each product line including motorcycles, engines/parts, and accessories. They also will be matched to each sales channel, including dealers, the Internet, third party distribution partners and others. Our primary effort will be generating leads so dealers can sell motorcycles and engines. We will enter and track all leads at a local level by a corporate lead tracking and management system. This will provide sales management support to dealers. The lead management and tracking system also allows us to monitor sales progress of our dealers. We will identify geographic regions of unusually low sales productivity (with high densities) and target them for special promotional efforts.

           American Quantum Cycles will use print media advertising and direct marketing to generate leads to support our dealer sales programs. Print media advertising will focus on national motorcycle magazines (typically with full page, full color ads) and local newspaper ads together with dealers' local promotional activities. We will evaluate local radio and cable TV ads on a location by location basis depending on reach, frequency, and cost.

         Our management team will evaluate the type and amount of marketing to support each of our local dealers based on our market research program. All direct marketing campaigns will feature a local focus and will be timed to support the launch of new dealers. We believe direct mail programs, including inexpensive give-always (such as promotional CD's, high quality posters and merchandise) can be cost-justified if focused on a local basis. Our ad and promotional campaigns will be available on our website.


DISTRIBUTION AND SALES


         American Quantum Cycles distribution channels will typically consist of independently owned full-service dealerships that we will sell to directly. We will also sell directly to consumers through various media, including the Internet, but only in those geographic regions where we have no authorized dealerships. All other Internet leads will be electronically referred to the nearest American Quantum Cycles dealer. All of our dealers will carry American Quantum Cycles replacement parts and aftermarket accessories and perform servicing of our motorcycle products.


         We have letters of intent signed by 24 dealers located in 13 states in the US. Each dealer makes a minimum commitment to buy ten (10) motorcycles upon signing the dealer agreement. As a result, the 24 dealers represent bookings of 240 motorcycles. Other dealers have expressed a strong interest and their applications are being evaluated.

         Dealership requirements include favorable building locations, display area size, traffic surveys, local geo-demographics and financial condition. Each dealer will be expected to provide adequate storefront and service areas. We anticipate that a minimum of 2,000 square feet will be required and traffic exposure will need to be at not less than 3,500 cars per day. Dealers will purchase product and stock parts and engines via our dealer Intranet.

         We also intend to enter into distribution agreements for the sale and delivery of 4-VALVE(Registered) engine kits. These may include national catalog distributors or major parts and subassembly suppliers. We will also have a direct sales staff to promote and sell the 4-VALVE(Registered) engine to the Harley Davidson customization aftermarket.

INTELLECTUAL PROPERTY RIGHTS


         American Quantum Cycles believes that it has the exclusive right to use the trademarks AMERICAN QUANTUM CYCLES, Q, Liberty, and QX, along with certain related word and design trademarks in the United States and certain foreign countries in connection with the manufacture and sale of motorcycles and related parts. In addition, we believe that we have the right to use certain of these marks on other merchandise and apparel. We believe that we have common law trademark rights through use of these marks on our prototype motorcycles and ancillary merchandise independent of U.S. Patent and Trademark Office "PTO" registration process. In addition, we have filed for trademark protection for the marks "American Quantum Cycles", the "Q", "Liberty" and "QX". In some instances, these rights may depend upon pending applications to register the marks in a foreign country. If we fail to get this, such registrations could impair our rights to use a mark in a particular country.

         We own no patents and we have not filed or been assigned any patent applications. We believe, however, that a number of elements of the Liberty series of motorcycle design have the potential to receive patents. At a future date, we intend to file patent applications for certain of the patentable elements. We will also actively license and/or purchase additional intellectual property rights to improve the market competitiveness of our product line.

         We are not aware of any claims of infringement against American Quantum Cycles and we have not been involved in any court proceedings regarding our intellectual property rights.

         In August 1997, we entered into a license agreement with Feuling Advanced Technology, Inc. As a licensee, we have a license to use certain proprietary technologies, including patents, trade secrets, and techniques, tooling designs, product designs, and trademarks. As part of this agreement, and in exchange for a royalty payment of approximately $235,000, if we comply with certain other provisions, including non-disclosure of the proprietary technology, we enjoy an exclusive license (for motorcycle applications) in perpetuity for the 4-Valve technology. This technology is being used in the manufacture of American Quantum Cycles motorcycles.

COMPETITION

         As of December 31, 1996, Harley Davidson, Honda, Suzuki, Kawasaki, and Yamaha had the largest market share of the U.S. heavyweight motorcycle market. Our primary competitor in the U.S. heavyweight market is expected to be Harley Davidson (which, in 1996, had a market share of 48% of new U.S. and 7% of European heavyweight motorcycle registrations) according to Harley Davidson's Annual Report. Harley Davidson is the only significant American heavyweight cruiser and touring motorcycle manufacturer since 1953. Several of the major foreign manufacturers compete against Harley Davidson in the domestic market by selling motorcycles with a "nostalgic" American design.

         Two new American made motorcycle competitors are scheduled to enter the marketplace in 1998-1999. Polaris, a one billion-dollar manufacturer of snowmobiles, jet skis and other recreational vehicles, has announced its heavyweight cruiser, the Victory, for sale through some of its dealers. Excelsior-Henderson, a publicly funded start-up, is expected to offer a heavyweight cruiser in early 1999.

         The market for new and customized motorcycles is extremely competitive. While there are substantial barriers to entry, we believe that competition will intensify in the future. We believe that our ability to compete successfully depends on a number of factors:

          (1) design and development of high performance and quality motorcycles

          (2)  market presence;

          (3)  timely delivery of made-to-order motorcycles;

          (4)  the pricing policies of our competitors and suppliers;


          (5) the timing and introduction of new products and services by American Quantum Cycles and others;


          (6)  our ability to support existing and emerging industry standards;
               and

          (7)  industry and general economic trends.


           We cannot guarantee that American Quantum Cycles will be able to successfully compete with others in the business of manufacturing and marketing customized motorcycles or motorcycles in general.


GOVERNMENT REGULATIONS


         Commercial sales of our motorcycles depend upon compliance with certain government regulations and American Quantum Cycles is designing motorcycles to comply with all such regulations. Both federal and state authorities have various environmental control requirements relating to air, water and noise pollution, which affect our business and operations. In particular, our motorcycles are subject to the emissions and noise standards of the U.S. Environmental Protection Agency and the more stringent emissions standards of the State of California Air Resources Board "CARB". The 4-VALVE engine has received Environmental Protection Agency certification in all 49 states (except California). The proprietary exhaust system on the American Quantum Cycle was designed to provide an attractive sound while complying with DOT noise standards. In spring 1999, we intend to begin testing of our motorcycles to meet the emission standards of the CARB for compliance with California Emissions Standards. We cannot guarantee that our motorcycles will meet these emission standards. Preliminary results show that the Liberty and its associated 4-VALVE(Registered) engine will pass all CARB requirements. American Quantum Cycles motorcycles are also subject to the National Traffic and Motor Vehicle Safety Act of the National Highway Traffic Safety Administration.


         The State of Florida requires that we be licensed as a manufacturer of motor vehicles. Each of our dealers must be licensed as a motor vehicle dealer in the jurisdictions where the businesses are located.

EMPLOYEES


         We currently have 38 full-time employees. Of these, 6 are in management and administration, 3 are in engineering and design, 18 are in production and manufacturing, 6 are in procurement and inventory management, 5 are in marketing and sales. We have a number of part and full-time consultants in the areas of management, engineering drawing maintenance, advertising artwork and website maintenance.


REAL PROPERTY


         We currently lease approximately 17,030 square feet of warehouse and production space and an additional 6,016 square feet of office space, for a total of approximately 23,046 square feet which is adequately suited for the purpose of assembling our motorcycles, at 711-731 Washburn Road, Melbourne, Florida 32934. The current monthly rental amount is $6,189 including Florida sales tax. All required insurance coverages are also maintained and periodically audited by our insurance company, Davis Baldwin 4600 West Cypress Street, Suite 200 Tampa, Florida 33607.


         The lease on the property began on May 1, 1997 and continues through April 1999, with two additional three-year options for renewal at our option. If we elect to renew our lease after the first two years, the annual rental will be adjusted by an additional 5% per year, with a four-year lease and an option to vacate after two years with six months notice.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         The following table includes the names, positions with American Quantum Cycles and ages of the Executive Officers and Directors of American Quantum Cycles. Directors are elected at our annual meeting of shareholders and serve for one year or until their successors are elected. The board elects Officers and their terms of office are, unless governed by employment contract, at the discretion of the Board.


EXECUTIVE OFFICERS AND DIRECTORS

         Name                                 Age        Position
         ----                                 ---        --------
Richard K. Hagen......................        41         Chief  Executive Officer, Chief Financial
                                                         Officer, President, and Chairman of the Board and
                                                         Director
Jim Cheal.............................        53         Vice President and Director
Robert L. Guess.......................        36         Vice President and Secretary
Michael Smith.........................        47         Vice President
Jeffrey W.  Starke....................        42         Vice President and Director
Gary Irving...........................        55         Executive Vice President, Chief Operating Officer
                                                         and Director
Linda Condon..........................        50         Director of Finance and Treasurer
Frank Aliano..........................        38         Vice President

         Richard K. Hagen has served as our Chief Executive Officer, President and Chairman of the Board and a Director since November 1, 1997 and our Chief Financial Officer since September 22, 1998. From March 1994 to November 1997, Mr. Hagen was the founder and principal of MARKTECH Group, Inc., an Internet/Extranet consulting company. Between November 1990 and March 1994, Mr. Hagen was the operating officer and general manager of Syscon Services, an engineering services and systems integration subsidiary of Harnischfeger Industries. Mr. Hagen is a 1981 graduate of the U.S. Naval Academy.

         Jim Cheal has been employed by us since May 1997 and has served as Vice President and Director since February 1998. From January 1995 to January 1996, Mr. Cheal was a director and Vice President of American Motor Works, Inc., a company, which designed and manufactured motorcycles. Mr. Cheal was a professional photojournalist with Time-Life Publications from 1975 to 1987. Between 1987 and 1995, Mr. Cheal operated a photography business which he founded in 1978.

         Robert L. Guess has served as our Vice President since November 1, 1997, as our President from May 1997 to November 1, 1997, a member of the Board of Directors since July 1997 and Secretary since February 1999. From December 1996 to May 1997, Mr. Guess served as consultant to Messrs. Cheal and Starke each of whom are Vice Presidents and Directors of American Quantum Cycles, in connection with the development and implementation of the business plan of American Quantum Cycles from whom American Quantum Cycles purchased substantially all of its assets. From March 1996 to December 1996, Mr. Guess was the owner of Team Enterprise Miami, Inc., a direct product marketing company. From July 1995 to March 1996, Mr. Guess was the Southeast District Manager of marketing of Toast of the Town, Inc. a direct product marketing company. From March 1980 through September 1994, Mr. Guess served as an Officer in the United States Navy.


         Michael Smith has served as our Vice President since February 22, 1998. From March 1997 to February 1998, Mr. Smith was a consultant for Carl's Speed Shop in Daytona Beach, Florida. Between March 1996 and March 1997, Mr. Smith was a retail sales consultant with Arlen Ness Enterprises, Inc., a producer and marketer of motorcycle accessories and apparel located in California. From February 1995 to March 1996, Mr. Smith served as the Customer Relations Manager for Stone Ridge Motors, an automobile dealership in San Francisco, CA. From January 1993 to February 1995, Mr. Smith was a sales and leasing consultant with the Ford Motor Company dealership in Dublin, California.


         Jeff Starke has been a Director and Vice President of American Quantum Cycles since February 1998. Between May 1997 and February 1998, Mr. Starke served as Director of Engineering, Manufacturing and Design at American Quantum Cycles. From January 1995 to January 1996, Mr. Starke was a Director and Vice President of American Motor Works, Inc., which designed and manufactured motorcycles. From March 1992 to January 1995, Mr. Starke was Vice President of Harley Motor Works, Inc., which designed, built and sold Harley Davidson motorcycles and motorcycle parts.


         Gary W. Irving has served as our acting Chief Operating Officer since January 5, 1998 and became Chief Operating Officer and was appointed to the board of directors on October 1, 1998. Between March 1997 and December 1997, Mr. Irving was Vice President and General Manager for Strategic Product Management at Litton-PRC, a $1 billion subsidiary of Litton Industries an aerospace design and commercial electronics company where he was responsible for launching and managing their electronic commerce group. Between May 1994 to February 1997, Mr. Irving was Executive Vice President and Chief Operating Officer of the MARTECH Group, Inc., an Internet/Extranet consulting company. From June 1993 to January 1994, Mr. Irving was Vice President and General Manager at Instant Video Technologies, Inc. From December 1993 to June 1993, Mr. Irving was director for imaging system sales at I-Net. From October 1989 to October 1992, Mr. Irving was a Vice President at PRC. Mr. Irving has an M.S. Degree in systems engineering and has been awarded a patent in computer systems using CD-ROM storage devices. Mr. Irving has developed computer systems for dealer and factory floor applications and his former clients include Chrysler, Mack Trucks, John Deere and Boeing.

         Frank L. Aliano has served as our Vice President of Production since May 1998. From October 1993 until May 1998, he was Vice President of Engineering and Product Development for Big Dog Motorcycles which he helped build as a co-founder. From January 1992 to October 1993, he was the owner/operator of A&A Performance, in Wichita, Kansas, which fabricated custom Harley Davidson Motorcycles. From October 1980 to December 1991, he was the owner/ operator of Double Services, Phoenix, Arizona which custom builds and services Harley Davidson and rebuilds and repairs of trucks and heavy equipment. From 1975 to 1980, he was employed by Cummins Southwest as a journeyman mechanic. From 1972 to 1975 he was employed by R.B. Duncan trucking company as a mechanic. From 1971 to 1972, he was employed by Hartford Harley Davidson as a mechanic, which included servicing and rebuilding Harley Davidson Motorcycles. A native of Connecticut, he attended the University of Hartford.

         Linda Condon has served as our Director of Finance since October 1997 and Treasurer since February 1999. Between April 1994 and July 1997, Ms. Condon worked as an accountant for K.L. Smith and Associates, a Salt Lake City, Utah based accounting firm. Between January 1993 and April 1994, Ms. Condon worked as an accountant for Armstrong and Company, a Salt Lake City, Utah based accounting firm.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Florida Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation indemnify our Directors and Officers to the fullest extent permitted by law.

At present, there is no pending litigation or proceeding involving a Director, Officer, employee, or other agents of our Company. Insofar as indemnification for liability arising under the Securities Act may be permitted to Directors, Officers, and controlling persons, we are aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information relating to the compensation we paid during the past two fiscal years to: (1) President and Chief Executive Officer; and (2) each of our Executive Officers who earned more than $100,000 during the fiscal year ended April 30, 1999 (collectively, the "Named Executive Officers"):

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE


         The following table sets forth information relating to the compensation we paid during the past two fiscal years to: (1) President and Chief Executive Officer; and (2) each of our Executive Officers who earned more than $100,000 during the fiscal year ended April 30, 1999 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                       Annual Compensation            Long-Term Compensation
                                                                             ------------------------------------------
                                                                                   Awards                 Payouts
                                                                             ------------------------------------------
                                                                                        Securities
                                                                Other                     Under-
                                                                Annual     Restricted      Lying                  All Other
                                                                Compen-      Stock       Options/     LTIP         Compen-
    Name and Principal        Year      Salary        Bonus     sation       Award(s)      SARs      Payouts       sation
         Position                                                ($)          ($)          (#)        ($)           ($)
------------------------------------------------------------------------------------------------------------------------------------
Richard Hagen                 1997     $   -0-       $   -0-    $    -0-      $  -0-       -0-      $  -0-         $  -0-
Chief Executive Officer
and Chairman of the Board(1)
------------------------------------------------------------------------------------------------------------------------------------
                              1998     $13,462       $   -0-    $78,577(2)    $  -0-       -0-      $  -0-         $  -0-
------------------------------------------------------------------------------------------------------------------------------------
                              1999     $200,000(3)   $   -0-    $    -0-      $423,000(4)  -0-      $  -0-         $  -0-
------------------------------------------------------------------------------------------------------------------------------------
Gary Irving                   1998     $ -0-         $   -0-    $ 134,539(5)  $  -0-       -0-      $  -0-         $  -0-
Executive Vice President, Director
and Chief Operating Officer (1)
------------------------------------------------------------------------------------------------------------------------------------
                              1999     $102,308(3)   $   -0-    $142,014(5)   $282,000(4)  -0-      $  -0-         $  -0-
------------------------------------------------------------------------------------------------------------------------------------

(1) Mr. Hagen was appointed Chief Financial Officer on September 22, 1998. Mr. Irving was appointed Chief Operating Officer and to the Board of Directors on October 1, 1998.
(2) Includes (i) $10,500 we provided to Mr. Hagen as a relocation allowance; and (ii) $68,077 we paid to Mr. Hagen under the terms of a consulting agreement. Does not include (i) 225,000 shares of common stock issued to Mr. Hagen in November 1998, and (ii) options to purchase 12,500 shares of common stock granted to Mr. Hagen in November 1998. See "Principal Shareholders."
(3) Includes compensation accrued but not paid in the amount of $75,961 for Mr. Hagen and $53,846 for Mr. Irving.
(4) Represents the value of 900,00 shares of stock issued to Mr. Hagen and 600,00 shares of stock issued to Mr. Irving. The value was based on the average bid and ask price of the stock at the date of award and was recorded as compensation expense.
(5) Represents payments made to Mr. Irving under the terms of a consulting agreement.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Potential Realizable Value At
                                                                                 Assumed Annual Rates Of Stock
                                                                                 Price Appreciation For Option       Grant Date
                                Individual Grants                                          Term                        Value
------------------------------------------------------------------------------------------------------------------------------------

                                                Percent of
                             Number Of             Total
                            Securities            Options/
                            Underlying          SARs Granted                             Expiration
                           Options/SARs         To Employees               Exercise Of      Date
           Name             Granted (#)        In Fiscal Year               Base Price     (S/Sh)
------------------------------------------------------------------------------------------------------------------------------------
Richard Hagen                     N/A
President, Chief Executive
Officer and Chairman
------------------------------------------------------------------------------------------------------------------------------------
Gary Irving                       N/A
Executive Vice President,
Director and Chief
Operating Officer
------------------------------------------------------------------------------------------------------------------------------------

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                OPTION/SAR VALUES

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Number of
                                                                                    Securities                Value Of
                                                                                    Underlying               Unexercised
                                                                                   Unexercised              In-The-Money
                                                                                   Options/SARs              Options/SARs
                                                                                 At Fiscal Year-End         At Fiscal Year-
                                             Shares               Value                (#)                      End ($)
                                           Acquired On          Realized           Exercisable/                Exercisable/
                Name                       Exercise (#)             ($)            Unexercisable              Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Richard Hagen
President, Chief Executive
Officer and Chairman (1)                       N/A
------------------------------------------------------------------------------------------------------------------------------------
Gary Irving                                    N/A
Executive Vice President,
Director and Chief
Operating Officer
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

(1) Mr. Hagen was appointed Chief Financial Officer on September 22, 1998. Mr. Irving was appointed Chief Operating Officer and to the Board of Directors on October 1, 1998.

    We do not currently have any long term inventive plans.

EMPLOYMENT AGREEMENTS


         RICHARD K. HAGEN, CHIEF EXECUTIVE OFFICER, PRESIDENT, CHIEF FINANCIAL OFFICER AND CHAIRMAN OF THE BOARD AND DIRECTOR. Pursuant to an employment agreement between American Quantum Cycles, Inc. and Mr. Hagen, Mr. Hagen receives an annual base salary of $200,000. As additional compensation, we have also (i) issued Mr. Hagen 225,000 shares of restricted common stock; and (ii) granted Mr. Hagen options to purchase up to 12,500 shares of common stock of American Quantum Cycles, at $4.00 per share exercisable through February 21, 2003.

         JIM CHEAL, VICE PRESIDENT AND DIRECTOR. Pursuant to a verbal employment agreement between American Quantum Cycles, Inc. and Mr. Cheal, Mr. Cheal receives an annual base salary of $75,000. As additional compensation, Mr. Cheal also received options to purchase 12,500 shares of common stock at $4.00 per share exercisable through December 31, 2003.

         ROBERT L. GUESS, VICE PRESIDENT AND SECRETARY. Pursuant to a verbal agreement between Mr. Guess and AQC, Mr. Guess receives an annual base salary of $60,000. As additional compensation, Mr. Guess also received 6,250 shares of common stock.

         MICHAEL SMITH, VICE PRESIDENT OF SALES AND DIRECTOR. Pursuant to a verbal employment agreement between American Quantum Cycles, Inc. and Mr. Smith, Mr. Smith receives an annual base salary of $80,000 and 2,500 shares of common stock.

         JEFFREY W. STARKE, VICE PRESIDENT AND DIRECTOR. Pursuant to a verbal employment agreement between Mr. Starke and American Quantum Cycles, Inc. Mr. Starke receives an annual base salary of $85,000. As additional compensation, Mr. Starke received options to purchase up to 12,500 shares of common stock at $4.00 per exercisable through December 30, 2003.

         GARY W. IRVING, CHIEF OPERATING OFFICER. Pursuant to an employment agreement between Mr. Irving and American Quantum Cycles, Inc., in his capacity as Chief Operating Officer, Mr. Irving receives an annual base salary of $175,000. Mr. Irving also received (i) 150,000 shares of common stock; and (ii) options to purchase 12,500 shares of common stock exercisable at $4.00 per share through December 30, 2003.

           FRANK ALIANO, VICE PRESIDENT OF ENGINEERING AND PRODUCTION. Pursuant to a verbal agreement between Mr. Aliano and American Quantum Cycles, Inc. Mr. Aliano receives an annual base salary of $90,000. As additional compensation, Mr. Aliano also received 6,250 shares of common stock, with performance options of 6,250 options each year for the subsequent three years.

           LINDA CONDON, DIRECTOR OF FINANCE AND TREASURER. Pursuant to verbal employment agreement between Ms. Condon and American Quantum Cycles, Inc. Ms. Condon receives an annual base salary of $50,000 and 873 shares of common stock.


                         1997 AMENDED STOCK OPTION PLAN



         On June 15, 1997, our Board of Directors and a majority of our shareholders "Majority Shareholders" adopted American Quantum Cycles 1997 Stock Option Plan the "Plan". On February 21, 1998, our Board of Directors and majority shareholders amended the plan to increase the number of plan options from 125,000 to 750,000 shares.

         The plan works to increase the stock interest of employees, consultants and employee directors in American Quantum Cycles and to align more closely their goals with our shareholders' interests. The plan will also help us attract and retain the services of experienced and highly qualified employees. The Plan allows us to issue up to 750,000 shares of common stock to the people who we grant options. Our Board of Directors or a Committee of our Board of Directors the "Committee" administers the plan. Their responsibility includes the selection of the persons who will be granted plan options, the type of plan options to be granted the number of shares subject to each plan option and the plan option price.

         Plan options may either be options qualifying as incentive stock options "Incentive Options" under Section 422 of the Internal Revenue Code of 1986, or options that do not so qualify "Non-Qualified Options". In addition, the plan also allows for a reload option provision "Reload Option". Reload options permit an eligible person to pay the exercise price of the plan option with shares of common stock owned by the eligible person and receive a new plan option to purchase shares equal to the tendered shares. Any incentive option granted under the plan must provide for an exercise price of at least 100% of the fair market value of the underlying shares on the date of such grant. The exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value on the date of the grant. Our Board of Directors or the Committee determines the term of each plan option and the way in which it may be exercised. No plan option may be exercisable more than 10 years after the date of its grant. In the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no plan option may be exercised more than five years after the date of the grant. The exercise price of non-qualified options will be determined by our board of directors or the committee.


         All of our officers, directors, key employees and consultants will be eligible to receive non-qualified options under the plan. Only Officers, Directors and employees who are employed by AQC are eligible to receive incentive options.


         All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution. If we terminate an employee's employment for any reason (other than his death or disability or termination for cause), or if an optionee is not an employee of American Quantum Cycles but is a member of our Board of Directors and his service as a Director is terminated for any reason (other than death or disability), the plan option will lapse on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the plan option will lapse on the earlier of the expiration date of the plan option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the plan option will lapse on the earlier of the expiration date of the option or one year following the date of such disability.


         The Plan will terminate 10 years from the date of the plan's adoption. Any such termination of the plan will not affect the validity of any plan options previously granted.


         As of February 4, 1999, we granted an aggregate of 50,000 incentive options (all of which have vested) and an aggregate of 645,000 non-qualified options. We also granted 311,250 outside of the plan.

                             PRINCIPAL SHAREHOLDERS


The following table describes certain information regarding certain individuals who beneficially owned our common stock on May 31, 1999. In general, a person is considered a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of such security. A person is also considered to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within (60) days.


The individuals included in the following table are:


           (1) people who we know beneficially own or exercise voting or control over 5% or more of our common stock,


           (2) by each of our directors, and

           (3) by all executive officers and directors as a group.


           At May 31, 1999, we had 2,527,809 shares of common stock outstanding
           (10).



                                                                                              Percent of Beneficial Ownership
                                                                                              -------------------------------
                                                                    No. of Shares
      Name and Address or                                         of Common Stock                 Before             After
     Identity of Group(1)                                        Beneficially Owned (10)         Offering          Offering
     --------------------                                        -----------------------         --------          --------

Richard Hagen, Director, Chairman, President,
  CFO and CEO(2)                                                          237,500                   9.5%              5.8%
Jim Cheal, Vice President and Director(3)                                  12,500                     *                 *
Robert Guess, Vice President and Secretary                                  6,250                     *                 *
Michael Smith, Vice President                                               2,500                     *                 *
Jeffrey W. Starke, Vice President and Director(4)                          12,500                     *                 *
Gary Irving, Executive Vice President, COO and Director(5)                162,500                   6.5%              3.9%
Frank Aliano, Vice President                                                6,250                     *                 *
Doreen Cheal(6)                                                           151,299                   6.1%              3.7%
Linda Condon, Director of Finance
  and Treasurer(7)                                                          1,073                     *                 *
Susquehana Holdings Corp(7)                                               158,500                   6.3%              3.8%
Mathers Associates (8)                                                    130,000                   5.2%              3.2%
Denise O'Brien(9)                                                         163,799                   6.6%              4.0%
All Executive Officers and Directors                                      756,170                  30.3%             18.4%
  as a group (9 persons)



* Denotes less than 1% beneficial ownership.
----------------------------

(1) Unless otherwise indicated, the address of each of the persons is 711-731 Washburn Road, Melbourne, FL 32934.


(2) Includes 12,500 shares of common stock issuable upon the exercise of options exercisable at $4.00 until December 20, 2003.

(3) Includes (i) 151,299 shares of common stock owned by Doreen Cheal, Mr. Cheal's wife and (ii) 12,500 shares of common stock issuable upon the exercise of options exercisable at $4.00 per share until December 30, 2003.

(4) Includes 12,500 shares of common stock issuable upon the exercise of options exercisable at $4.00 per share until December 20, 2003. Jeff Starke is the brother of Denise O'Brien.

(5) Includes 12,500 shares issuable upon the exercise of options exercisable at $4.00 per share until December 20, 2003.


(6)  Jim Cheal is Doreen Cheal's husband.

(7) Address is 230 Mathers Road, Ambler, PA 19002. Mr. Norbert Zeelander is the sole shareholder of Susquehana Holdings Corp. As such, Mr. Zeelander is deemed to beneficially own the 158,500 shares held in the name of Susquehana Holdings Corp. Does not include (i) 9,500 shares of common stock owned by Mr. Zeelander individually; or (ii) 130,000 shares of common stock owned by Mathers Associates, a limited partnership in which Mr. Zeelander is a general partner.

(8) Address is 230 Mathers Road, Ambler, PA 19002. Mr. Norbert Zeelander is the general partner of Mathers Associates. As such, Mr. Zeelander is deemed to beneficially own the 130,000 shares held in the name of Mathers Associates. Does not include (i) 9,500 shares of common stock owned by Mr. Zeelander individually; or (ii) 158,500 shares of common stock owned by Susquehana Holdings Corp., a corporation in which Mr. Zeelander is sole shareholder.

(9) Denise O'Brien is the sister of Jeffrey Starke. Mrs. O'Brien resigned as a director on April 30, 1999.

(10) Adjusted to give effect for a one for four reverse stock split effective on June 3, 1999.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         On May 9, 1997, pursuant to the terms of a purchase agreement the "Initial Agreement" American Quantum Cycles issued 301,786 shares of common stock to Doreen Cheal and 301,786 shares of common stock to Denise O'Brien in exchange for a prototype motorcycle and certain equipment required to manufacture and market the prototype motorcycle. The prototype motorcycle and related equipment was valued at $116,608. On April 9, 1998, Ms. Cheal and Ms. O'Brien returned an aggregate of 125,974 shares of common stock to us because they were overvalued.

         On June 5, 1998, Robert Guess, Doug Paik, Jeff Starke and Jim Cheal returned an aggregate of 175,000 shares of common stock to us for the purpose of improving the capitalization of American Quantum Cycles.

         In November 1998, Mr. Richard Hagen, Chairman, CEO, President, CFO and Director of American Quantum Cycles, and Mr. Gary Irving, Executive Vice President, COO and Director of American Quantum Cycles, were issued 225,000 and 150,000 shares of American Quantum Cycles common stock, respectively.


                               CONCURRENT OFFERING


         Concurrent with this offering, we are registering pursuant to an alternate prospectus, for the account of the selling security holders, an additional 232,000 shares of common stock including 62,500 shares of common stock issuable upon the exercise of options. These securities are not being underwritten in this offering and we will not receive any proceeds from the sale of such shares.



         We will pay the expenses of the concurrent offering, other than fees and expenses of counsel to the selling security holders and the selling commissions. The resale of the securities of the selling security holders is subject to prospectus delivery and other sales at any time may have an adverse effect on the market prices of the securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby.

                            DESCRIPTION OF SECURITIES


         We are authorized to issue 12,500,000 shares of common stock, par value $.001 per Share, and 2,500,000 shares of preferred stock, $.001 per share. As of May 31, 1999 there were 2,527,809 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. Adjusted to give effect for a one for four reverse stock split effective on June 3, 1999.


COMMON STOCK

         The holders of our common stock are entitled to dividends, if any are declared, and are entitled to a pro rata portion of our assets if we liquidate or dissolve our business, if our assets are not first distributed to our creditors or preferred stock holders.

         Each share of common stock entitles the holders thereof, to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of shares voting for the election of Directors can elect all of the Directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any Directors. Our bylaws require that only a majority of the issued and outstanding shares of our common stock is required to transact business at a shareholders' meeting. The common stock has no preemptive, subscription or conversion rights nor may we redeem it.

PREFERRED STOCK


         The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of our common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of American Quantum Cycles, Inc.


CERTAIN FLORIDA LEGISLATION


         Florida law includes certain provisions, which prevent third parties from taking over Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires super majority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and American Quantum Cycles Articles and Bylaws also authorize us to indemnify our Directors, Officers, employees and agents. In addition, our Articles and Florida law presently limit the personal liability of corporate Directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the Directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS


         Certain provisions of the articles and bylaws of American Quantum Cycles summarized in the following paragraphs, and above under the Section entitled "Preferred Stock", may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. The following provisions may not be amended in our Articles or Bylaws without the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock. The Articles and Bylaws provide that special meetings of shareholders of American Quantum Cycles may be called only by our Board of Directors, or holders of not less than 10% of our outstanding voting stock entitled to vote at the Special Meeting.

         Despite the belief of American Quantum Cycles as to the benefits to shareholders of these provisions of our Articles of Incorporation, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by our Board, but pursuant to which the shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of American Quantum Cycles Board of Directors and management more difficult and may tend to stabilize our stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages. Pursuant to applicable regulations, at any annual or special meeting of its shareholders, American Quantum Cycles may adopt additional Articles of Incorporation provisions regarding the acquisition of its equity securities that would be permitted to a Florida corporation.


TRANSFER AGENT


         Our transfer agent for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

                         SHARES ELIGIBLE FOR FUTURE SALE



         Immediately after the completion of this offering, American Quantum Cycles will have 4,127,809 shares of common stock outstanding the "Outstanding Shares" not including up to 556,250 shares of common stock that may be issued upon the exercise of options. Of the outstanding shares (i) 813,530 are freely tradable without restriction under the Securities Act of 1933 as amended (the "Act") (ii) 232,000 shares of common stock being registered in the alternate prospectus will be freely tradable without restriction the Act, but will be subject to a lock up agreement with the underwriter the transfer of the shares for a 6 month period commencing on the date the offering closes (iii) 67,725 shares are "Restricted Securities" but were eligible for resale pursuant to Rule 144 promulgated under the Act beginning in May 1998; (iv) 699,625 shares are "Restricted Securities" but will be eligible for resale pursuant to Rule 144 between October 1999 and January 2000; and (v) 756,170 shares held by Officers and Directors of American Quantum Cycles are subject to lock-up agreements with the underwriter restricting the transfer of such shares for a period of two years from the closing date of this offering (the "Lock-Up Shares"). After the expiration of the lock-up agreements all 756,170 shares held by our Officers and Directors will be eligible for sale under Rule 144.


         Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about American Quantum Cycles. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of American Quantum Cycles at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

         The availability for sale of substantial amounts of common stock subsequent to this offering could adversely affect the prevailing market price of the common stock and could impair our ability to raise additional capital through the sale of its equity securities. Prospective investors should be aware that the possibility of such sales may, in the future, have a depressive effect on the price of our common stock in any market which may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of American Quantum Cycles may sell their shares during a favorable movement in the market price of our common stock ,which may have a depressive effect on its price per share. See "Description of Securities", "Principal Shareholders", "Concurrent Offering" and "Risk Factors".

                                  UNDERWRITING


         Subject to the terms and conditions of the underwriting agreement, the underwriter agreed to purchase from American Quantum Cycles an aggregate of 1,600,000 Shares (the "Securities"). The securities are offered by the underwriter subject to prior sale, when, as and if delivered to and accepted by the underwriter and subject to approval of certain legal matters by counsel and certain other conditions. The underwriter is committed to purchase all securities offered by this prospectus, if any are purchased (other than those covered by the over-allotment option described below).

         American Quantum Cycles has been advised by the underwriter that the underwriter proposes to offer the securities to the public at the offering price set forth on the cover page of this prospectus. The underwriter has advised us that the underwriter proposes to offer the securities through members of the National Association of Securities Dealers, Inc. ("NASD"), and may allow concessions, in its discretion, to certain selected dealers who are members of the NASD and who agree to sell the securities in conformity with the NASD's conduct rules. Such concessions will not exceed the amount of the underwriting discount that the underwriter is to receive.

         American Quantum Cycles has granted to the underwriter an over-allotment option, exercisable for 45 days from the effective date, to purchase up to an additional 240,000 Shares at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriter may exercise this option solely to cover over-allotments in the sale of the securities being offered by this prospectus.

         Officers and Directors of American Quantum Cycles may introduce the underwriter to persons to consider this offering and to purchase securities either through the underwriter or through participating dealers. In this connection, no securities have been reserved for those purchases and officers and Directors will not receive any commissions or any other compensation.

         American Quantum Cycles has agreed to pay to the underwriter a commission of ten percent (10%) of the gross proceeds of this offering (the "Underwriting Discount"), including the gross proceeds from the sale of the over-allotment option, if exercised. In addition, American Quantum Cycles has agreed to pay to the underwriter a non-accountable expense allowance of three percent (3%) of the gross proceeds of this offering, including proceeds from any securities purchased pursuant to the over-allotment option. The underwriter's expenses in excess of the non-accountable expense allowance will be paid by the underwriter. To the extent that the expenses of the underwriter are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the underwriter. The underwriter has informed us that it does not expect sales to discretionary accounts to exceed five percent (5%) of the total number of securities offered by American Quantum Cycles hereby.

         American Quantum Cycles has agreed to engage the underwriter as a financial advisor at a fee of $108,000, which is payable to the underwriter on the closing date. Pursuant to the terms of a financial advisory agreement, the underwriter has agreed to provide, at our request, advice to American Quantum Cycles concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. American Quantum Cycles has also agreed that if American Quantum Cycles participates in any transaction which the underwriter has introduced to American Quantum Cycles during a period of five years after the closing (including mergers, acquisitions, joint ventures and any other business transaction for American Quantum Cycles introduced by the underwriter), and which is consummated after the closing (including an acquisition of assets or stock for which it pays, in whole or in part, with shares or other securities of American Quantum Cycles), or if we retain the services of the underwriter in connection with any such transaction (an "Introduced Consummated Transaction"), then we will pay for the underwriter's services an amount equal to 5% of up to one million dollars of value paid or received in the transaction, 4% of the next million of such value, 3% of the next million of such value, 2% of the next million of such value, and 1% of the next million dollars of such value and of all such value above $4,000,000.

         At the closing, American Quantum Cycles will issue to the underwriter and/or persons related to the underwriter, for nominal consideration, common stock underwriter warrants to purchase up to 160,000 shares of common stock (the "Underlying Shares"). The underwriter warrants will be exercisable for a five-year period commencing on the effective date. The initial exercise price of each underwriter warrant shall be $______ per underlying share (____% of the public offering price). The underwriter warrants will be restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the effective date by the holder, except (i) to officers of the underwriter and members of the selling group and Officers and partners thereof; (ii) by will; or
(iii) by operation of law.

         The underwriter warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The underwriter warrants contain net issuance provisions permitting the holders thereof to elect to exercise the underwriter warrants in whole or in part and instruct American Quantum Cycles to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring American Quantum Cycles to issue shares of common stock without a corresponding increase in capital. A net exercise of the underwriter warrants will have the same dilutive effect on the interests of American Quantum Cycles shareholders as will a cash exercise. The underwriter warrants do not entitle the holders thereof to any rights as a shareholder of American Quantum Cycles until such underwriter warrants are exercised and shares of common stock are purchased thereunder.

         The underwriter warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. American Quantum Cycles has agreed that if it shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the Securities and Exchange Commission, the holders shall have the right, for seven (7) years from the Effective Date, to include in such registration statement or offering statement the underwriter warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, American Quantum Cycles has agreed that, upon request by the holders of 50% or more of the underwriter warrants during the period commencing one year from the effective date and expiring four years thereafter, American Quantum Cycles will, under certain circumstances, register the underwriter warrants and/or any of the securities issuable upon their exercise.

         In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Specifically, the underwriter may sell or allot, more shares than the ______ shares American Quantum Cycles has agreed to sell to the underwriter. This over-allotment would create a short position in the shares for the account of the underwriter. To cover any over-allotments or to stabilize the price of the shares, the underwriter may bid for, and purchase, shares in the open market. Finally, the underwriter may reclaim selling concessions allowed to dealers for distributing the shares in the offering, if the underwriter repurchases previously distributed shares in transactions to cover short positions, in stabilization transactions or otherwise. The underwriter has reserved the right to reclaim selling concessions in order to encourage dealers to distribute the shares for investment, rather than for short-term profit taking. Increasing the proportion of the offering held for investment may reduce the supply of shares available for short-term trading. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

         American Quantum Cycles has agreed to indemnify the underwriter against any costs or liabilities incurred by the underwriter by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement filed by American Quantum Cycles and this prospectus. The underwriter has in turn agreed to indemnify American Quantum Cycles against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement and this prospectus, based on information relating to the underwriter and furnished in writing by the underwriter. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the commission, such indemnification is contrary to public policy and therefore unenforceable.

         The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement, which are filed as exhibits to the registration statement. See ("Additional Information").


                                  LEGAL MATTERS


         The validity of the issuance of the securities offered hereby will be passed upon for American Quantum Cycles by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida. Certain members of the firm of Atlas, Pearlman, Trop & Borkson own 5,250 shares of common stock. Certain matters will be passed upon for the underwriter by David A. Carter, P.A., 2300 Glades Road, Suite 210, West Tower, Boca Raton, Florida.


                                     EXPERTS


         The financial statements of American Quantum Cycles appearing in this prospectus have been audited by Pricher and Company, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


         American Quantum Cycles intends to furnish to its shareholders annual reports, which will include financial statements audited by independent accountants, and such other periodic reports as it may determine to furnish or as may be required by law, including sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended.

         American Quantum Cycles has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form SB-2 the "Registration Statement" under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the registration statement and to the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The registration statement and the exhibits thereto may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's website (http://www.sec.gov.).

                          AMERICAN QUANTUM CYCLES, INC.

                              FINANCIAL STATEMENTS
                                 APRIL 30, 1999


                          INDEX TO FINANCIAL STATEMENTS


                                                                                                                       PAGE
                                                                                                                       ----

Report of Certified Public Accountant...............................................................................   F-2

Balance Sheets as of April 30, 1999 and 1998........................................................................   F-3

Statements of Operations for the Years Ended April 30 1999, 1998 and 1997 ..........................................   F-4

Statements of Cash Flows for the Years Ended April 30, 1999 1998 and 1997 ..........................................   F-5

Statements of Shareholders' Deficit for the Years Ended April 30, 1999 1998 and 1997................................   F-6

Notes to Financial Statements........................................................................................  F-7-F-17


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
American Quantum Cycles, Inc.

         We have audited the accompanying balance sheet of American Quantum Cycles, Inc. as of April 30, 1999 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three year period ended April 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Quantum Cycles, Inc. as of April 30, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three year period ended April 30, 1999 in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises doubt about the entity's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Orlando, Florida
June 24, 1999

                          AMERICAN QUANTUM CYCLES, INC.
                                  BALANCE SHEET
                             April 30, 1999 and 1998

                                                                  1999           1998
                                                               -----------    -----------
      ASSETS
Current assets:
      Cash and cash equivalents                                $    15,397    $    48,768
      Accounts receivable                                           94,439         35,602
      Other current assets                                          35,734         39,308
      Inventories                                                  791,084        763,158
                                                               -----------    -----------
           Total current assets                                    936,654        886,836
                                                               -----------    -----------

Property and equipment                                           1,666,661        649,499
      Less accumulated depreciation                                331,630         62,486
                                                               -----------    -----------
                                                                 1,335,031        587,013
                                                               -----------    -----------

Other assets:
      Deposits                                                      45,555         40,700
      Licenses and intellectual rights, less accumulated
            amortization of $36,714 and $12,565                    325,518        349,667
                                                               -----------    -----------
                                                                   371,073        390,367
                                                               -----------    -----------

                                                               $ 2,642,758    $ 1,864,216
                                                               ===========    ===========

      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
      Accounts payable                                         $ 1,149,882    $   370,658
      Accrued liabilities                                          921,835        317,103
      Current maturities of long-term debt                          15,558         20,183
      Current capital lease obligations                            147,560         24,006
      Lines of credit                                            1,093,893
      Notes payable                                              2,188,753      2,317,500
                                                               -----------    -----------
           Total current liabilities                             5,517,481      3,049,450
                                                               -----------    -----------

Capital lease obligations, less current maturities                  81,341         75,598
Long-term debt, less current maturities                          1,386,418         42,378
                                                               -----------    -----------
                                                                 1,467,759        117,976
                                                               -----------    -----------

Stockholders' deficit:
      Common stock, par value $.001 per share; authorized
           50,000,000 shares, issued and outstanding
           2,300,586 and 617,761 shares                              2,301           618
      Preferred stock, par value $.001 per share; authorized
           2,500,000 shares, no shares issued
      Additional paid-in capital                                 5,076,353      1,330,517
      Deficit                                                   (9,421,136)    (2,634,345)
                                                               -----------    -----------
           Total stockholders' deficit                          (4,342,482)    (1,303,210)
                                                               -----------    -----------

                                                               $ 2,642,758    $ 1,864,216
                                                               ===========    ===========

                See accompanying notes to financial statements.

                          AMERICAN QUANTUM CYCLES, INC.
                             STATEMENT OF OPERATIONS
                    Years Ended April 30, 1999, 1998 and 1997





                                              1999           1998           1997
                                         -----------    -----------    -----------
Sales                                    $   975,780    $   192,856    $
                                         -----------    -----------    -----------
Cost and expenses:
  Cost of goods sold                       1,539,728        173,424
  General and administrative               5,144,615      2,453,062          1,542
                                         -----------    -----------    -----------
                                           6,684,343      2,626,486          1,542
                                         -----------    -----------    -----------

      Loss from operations                (5,708,563)    (2,433,630)        (1,542)
                                         -----------    -----------    -----------

Other income (expense):
  Loss on disposition of  property and
      equipment                                             (13,956)
  Interest and other income                    1,724          3,107
  Interest expense                        (1,079,952)      (187,232)        (1,092)
                                         -----------    -----------    -----------
                                          (1,078,228)      (198,081)        (1,092)
                                         -----------    -----------    -----------

      Net loss                           $(6,786,791)   $(2,631,711)   $    (2,634)
                                         ===========    ===========    ===========

Loss per common share:

  Weighted average shares outstanding      1,212,503        501,961        147,929
                                         ===========    ===========    ===========

  Net loss                               $    (5.597)   $    (5.243)   $    (0.018)
                                         ===========    ===========    ===========

                See accompanying notes to financial statements.

                          AMERICAN QUANTUM CYCLES, INC.
                             STATEMENT OF CASH FLOWS
                    Years Ended April 30, 1999, 1998 and 1997


                                                              1999              1998              1997
                                                           -----------       -----------       -----------
Cash flows from operating activities:
     Reconciliation of net loss to net cash used in
         operating activities:
     Net loss                                              $(6,786,791)      $(2,631,711)      $    (2,634)
     Items not requiring (providing) cash:
         Loss on disposition of equipment                                         13,956
         Depreciation and amortization                         293,293            75,051             1,092
         Issuance of common stock for compensation,
            services and interest                            3,069,270           304,409               275
     Changes in assets and liabilities:
         Receivables                                           (62,471)          (35,602)              500
         Inventories                                           (27,926)         (763,158)
         Prepaid expenses                                        7,208           (35,143)
         Other assets                                           (4,855)          (40,700)
         Accounts payable                                      779,224           370,658
         Accrued liabilities                                   604,731           316,336               767
                                                           -----------       -----------       -----------
            Net cash used in operating activities           (2,128,317)       (2,425,904)
                                                           -----------       -----------       -----------

Cash flows from investing activities:
     Capital expenditures                                   (1,017,162)         (615,950)
     Investment in licenses and intellectual rights                             (362,232)
                                                           -----------       -----------       -----------
            Net cash used in investing activities           (1,017,162)         (978,182)
                                                           -----------       -----------       -----------

Cash flows from financing activities:
     Proceeds from issuance of notes payable                 2,488,519         2,317,500           244,985
     Repayment of notes payable                                (54,661)         (221,770)
     Long-term borrowing                                                         175,159
     Repayment of long-term debt                                                 (12,994)
     Proceeds from issuance of common stock                    678,250           949,974
                                                           -----------       -----------       -----------
            Net cash provided by financing activities        3,112,108         3,207,869           244,985
                                                           -----------       -----------       -----------

         Net increase (decrease) in cash                       (33,371)         (196,217)          244,985

         Cash, beginning of year                                48,768           244,985
                                                           -----------       -----------       -----------

         Cash, end of year                                 $    15,397       $    48,768       $   244,985
                                                           ===========       ===========       ===========


Supplemental cash flow information:

     Amounts paid for:
         Interest                                          $   257,551       $     5,332       $
                                                           ===========       ===========       ===========

         Income taxes                                      $                 $                 $
                                                           ===========       ===========       ===========


                See accompanying notes to financial statements.

                          AMERICAN QUANTUM CYCLES, INC.
                       STATEMENT OF SHAREHOLDERS' DEFICIT
                    Years Ended April 30, 1999, 1998 and 1997



                                                      Common Stock
                                                 -----------------------
                                                                           Additional                          Total
                                                  Number of     Par          Paid-In                       Stockholders'
                                                  Shares       Value         Capital         Deficit          Deficit
                                                 ----------  -----------  --------------  ---------------  ---------------

Balance,  April 30, 1996                               125   $      125   $         375   $                $          500

1,000 for 1 stock split                            124,875

Stock issued for consulting services                68,750           69             206                               275

Stock issued to bridge loan participants            31,250           31          28,441                            28,472

Net loss for the year ended April 30, 1997                                                        (2,634)          (2,634)
                                                 ----------     --------     -----------     ------------     ------------

Balance,  April 30, 1997                           225,000          225          29,022           (2,634)          26,613

Stock issued in exchange for equipment
  and services                                     315,269          315          94,694                            95,009

Private placement of common stock for cash          61,436           61         949,913                           949,974

Employee stock bonuses recorded as
  compensation expense                              12,825           13         205,188                           205,201

Stock issued to a dealership for
  promotional expense                                2,500            3          39,997                            40,000

Stock issued to lenders for interest on bridge
   loans                                               731            1          11,703                            11,704

Net loss for the year ended April 30, 1998                                                    (2,631,711)      (2,631,711)
-----------------------------------------------------------     --------     -----------     ------------     ------------

Balance,  April 30, 1998                           617,761          618       1,330,517       (2,634,345)      (1,303,210)

Private placement of common stock for cash          62,500           63         254,937                           255,000

Stock issued upon exercise of stock options        399,375          400         422,850                           423,250

Employee stock bonuses recorded as
  compensation expense                             375,350          375         706,285                           706,660

Stock issued in exchange for consulting
  and other services                               237,350          237         913,523                           913,760

Stock issued to lenders for interest on bridge
  loans and lines of credit                        608,250          608       1,448,241                         1,448,849

Net loss for the year ended April 30, 1999                                                    (6,786,791)      (6,786,791)
-----------------------------------------------------------     --------     -----------     ------------     ------------

Balance,  April 30, 1999                         2,300,586   $    2,301   $   5,076,353   $   (9,421,136)  $   (4,342,482)
                                                 ==========     ========     ===========     ============     ============

                See accompanying notes to financial statements.

                          AMERICAN QUANTUM CYCLES, INC.

                          Notes to Financial Statements


1        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of business and organization - American Quantum Cycles, Inc., a Florida corporation, ("The Company") designs, produces, markets, distributes and sells American-made, high performance V-twin engine cruiser and touring style motorcycles. These motorcycle products include stock models and motorcycles built to customer specified configurations. The Company was originally incorporated on March 20, 1986 as "Norbern, Inc." and was inactive until March 1997 when it began developing and implementing its business and financing plans. On May 8, 1997 the Company changed its name to American Quantum Cycles, Inc. and its fiscal year end to April 30. The accompanying financial statements for years prior to 1998 are presented on an April 30 fiscal year end which does not require restatement since the Company had no operations prior to March 1997.

         Basis of presentation - For years prior to the fiscal year ended April 30, 1999 the Company was considered to be in the development stage. During the current year the Company commenced planned operations, however, substantial efforts are still being made to raise capital, enter into dealership agreements and implement its business plan.

         Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

         Inventories - Inventories are carried at the lower of cost or market, with cost principally determined under the average cost method.

         Property and equipment - Property and equipment are carried at cost. Depreciation is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets that range from three to seven years. The book value of obsolete assets is charged to depreciation expense when they are scrapped. Profits or losses from the sale of assets are included in other income. Repairs and maintenance are charged to expense as incurred.

         Intangible Assets - Intangible assets consist of licenses and intellectual rights and are amortized on the straight-line method over fifteen years.

         Income taxes - Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences relate primarily to depreciable assets (using accelerated depreciation methods for income tax purposes), the allowance for doubtful accounts (deductible for financial statement purposes but not for income tax purposes), stock-based compensation, and net operating loss carryforwards.

         Concentration of credit risk - The Company occasionally maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

                          AMERICAN QUANTUM CYCLES, INC.

                          Notes to Financial Statements


1        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         Sales returns and warranty allowances - The Company establishes an allowance for product warranties and sales returns based on experience with customers' claims arising from the sale of defective merchandise and a study of the experiences of other companies engaged in the sale of similar products. Changes in the allowance are charged to selling expense.


2        INVENTORIES

         Inventories at April 30, 1999 and 1998 are comprised as follows:


                                        Description                                   1999                 1998
               ---------------------------------------------------------------    --------------    --------------------

               Finished goods                                                  $      27.573        $            13,787
               Work in process                                                        24,032                     66,796
               Purchased raw materials                                              739,479                     682,575
                                                                                  ==============       =================
                  Total inventory                                              $    791,084         $           763,158
                                                                                  ==============       =================


3        PROPERTY AND EQUIPMENT

         Property and equipment includes the following:

                                        Description                                   1999                   1998
               ---------------------------------------------------------------    --------------       -----------------

               Leasehold improvements                                          $     559,742         $           52,750
               Manufacturing tools and equipment                                     251,159                    142,805
               Office furniture, equipment and software                              696,055                    308,025
               Vehicles                                                              159,705                    145,919
                                                                                  ===============        ===============
                  Total                                                        $   1,666,661         $          649,499
                                                                                  ===============        ===============

         Depreciation expense for the years ended April 30, 1999 and 1998 amounted to $269,144 and $62,486, respectively. As of April 30, 1997, the Company had not yet acquired any property and equipment, accordingly, there was no depreciation expense for years prior to 1998.

                          AMERICAN QUANTUM CYCLES, INC.

                          Notes to Financial Statements


4        LICENSES AND INTELLECTUAL PROPERTY

         Licenses and intellectual property are comprised of the following:


         Proprietary technology license                       $   235,000
         Intellectual property rights                             127,232
                                                                  -------
                                                                  362,232
         Less accumulated amortization                            (36,714)

                                                              $   325,518

         In August 1997, the Company entered into a license agreement (the "Agreement") with Feuling Advanced Technologies, Inc. whereby the Company obtained a license to use certain proprietary technologies including, among other things, patents, trade secrets, techniques, tooling designs, product designs, and trademarks. Pursuant to the terms of the Agreement, as long as the Company complies with certain other provisions including non-disclosure of the proprietary technology, the Company has an exclusive license, for motorcycle applications, in perpetuity for the 4-Valve technology. This technology is used in connection with the Company motorcycles and bolt-on kits for the Harley Davidson motorcycles which feature the evolution engine, evolution big twin, other Harley Davidson clones and aftermarket parts.


5        NOTES PAYABLE AND LINES OF CREDIT

         Notes payable at April 30, 1999 consist of:

         10% Subordinated Notes - The Company issued nine unsecured promissory notes dated March 30, 1998 to individuals providing bridge loan financing. The aggregate principal balance of the notes at April 30, 1999 is $700,000 with interest payable at 10% at maturity (originally September 30, 1998). The terms of the loan agreements provide for the Company to issue a total of 35,500 shares of common stock to the note holders at maturity in order to obtain a favorable interest rate and repayment terms. Additional interest expense (equal to the fair value of the common stock to be issued minus the conversion price) is being recognized over the term of the loans. The note holders of $320,000 of the outstanding notes subsequently agreed to convert the notes and accrued interest thereon into common stock at a conversion price equal to the offering price of shares of the Company's common stock in a proposed public offering as discussed in Note 8 ("the proposed stock offering"). The note holders will also receive two common stock warrants for each share of common stock to be received upon conversion. Note holders representing the remaining $380,000 of the outstanding notes have agreed to extend the maturity date of their notes until the completion of the proposed stock offering.

                          AMERICAN QUANTUM CYCLES, INC.

                         Notes to Financial Statements


5        NOTES PAYABLE AND LINES OF CREDIT (Continued)

         Convertible Debentures - The Company has issued two separate series of unsecured convertible notes to investors:

         Beginning in October 1997, the Company issued forty 8% Subordinated Notes, for an aggregate of $1,524,500. The notes were scheduled to mature one year from date of issue and were convertible at $8.00 per share. Interest was also convertible at the same rate as the principal, at the discretion of the note holder. As of April 30, 1999 the outstanding principal balance of these notes is $1,327,000. The note holders of $706,500 of the outstanding notes subsequently agreed to convert the notes and accrued interest thereon into common stock at a conversion price equal to the offering price of shares of the Company's common stock in the proposed stock offering and will also receive one common stock warrant for each share of common stock to be received upon conversion. Note holders representing $297,500 of the outstanding notes have agreed to extend the maturity date of their notes until the completion of the proposed stock offering. The remaining note holders representing $323,000 of the outstanding notes have not agreed to convert or extend the maturity date of their notes and the notes are, therefore, in default.

         Beginning in April 1998, the Company issued twenty-seven 7% Subordinated Notes, for an aggregate of $549,500. The notes were scheduled to mature one year from the date of issue and were convertible at $8.00 per share. Interest is payable in cash or convertible at the same rate as the principal, at the discretion of the Company. A warrant is attached at 10% above the final price of a proposed stock offering. As of April 30, 1999 the outstanding principal balance of these notes is $517,000. The note holders of $337,000 of the outstanding notes subsequently agreed to convert the notes and accrued interest thereon into common stock at a conversion price equal to the offering price of shares of the Company's common stock in the proposed stock offering and will also receive one common stock warrant for each share of common stock to be received upon conversion. Note holders representing the remaining $180,000 of the outstanding notes have agreed to extend the maturity date of their notes until the completion of the proposed stock offering.

         Senior Promissory Notes - Between November 1998 and January 1999 the Company issued thirty-five units at a price of $25,000 per unit. Each unit consisted of a non-interest bearing, unsecured $25,000 senior promissory note and common stock warrants for a number of shares of stock determined by dividing $12,500 by the public offering price of shares of common stock of the Company to be issued in the proposed stock offering. The warrants are exercisable at the offering price of the proposed stock offering. The outstanding principal balance of the senior promissory notes at April 30, 1999 is $870,000.

         8% Subordinated Demand Notes - Between January and April 1999 the Company issued seven unsecured 8% subordinated demand notes for an aggregate principal amount of $587,000. These notes remain outstanding at April 30, 1999.

                          AMERICAN QUANTUM CYCLES, INC.

                          Notes to Financial Statements


5        NOTES PAYABLE AND LINES OF CREDIT (Continued)

         Bank Note - In January 1999, the Company assumed a $61,005 bank note in default from one of its dealers and regained title to five motorcycles. The Company has agreed to repay the note at $5,000 per month commencing in February 1999. As of April 30, 1999, the remaining principal balance on the note is $46,005.

Lines of Credit at April 30, 1999 consist of:

         Investor Group Line of Credit - In February 1999 the Company contracted with a group of six individuals for an unsecured line of credit in the aggregate amount of $500,000. The loans bear interest at 8% per annum plus the note holders received 28,125 shares of common stock valued at $125,000. Principal and interest are payable upon the completion of the proposed stock offering.

         Revolving Line of Credit - In March 1999, the Company contracted for a $750,000 secured line of credit. Interest is payable monthly at 10% plus the lender received 187,500 shares of common stock valued at $187,500. The loan is secured by inventory, accounts receivable and general intangibles and matures on June 30, 1999. Borrowing under the agreement is based on firm purchase orders for motorcycles received by the Company. As of April 30, 1999, the Company had drawn $220,000 on this line of credit.

         Line of Credit - In December 1998, the Company contracted for a $755,000 secured line of credit. Interest is payable quarterly at 10% per annum plus the lender received 188,750 shares of common stock valued at $188,750. The loan is secured by inventory, accounts receivable, general intangibles and equipment and is due on demand. As of April 30, 1999, the Company had drawn $755,000 on this line of credit.

Outstanding notes payable and lines of credit as of April 30, 1999 are summarized as follows:

         10% Subordinated Notes                                $    700,000
         8% Subordinated Notes                                    1,327,000
         7% Subordinated Notes                                      517,000
         Senior Promissory Notes                                    870,000
         8% Subordinated Demand Notes                               587,000
         Bank Note                                                   46,005
         Lines of Credit                                          1,475,000
                                                                -----------
                                                                  5,522,005
         Less unamortized discount                                 (875,859)
                                                                -----------
         Total notes payable and lines of credit                $ 4,646,146
                                                                ===========

                          AMERICAN QUANTUM CYCLES, INC.

                          Notes to Financial Statements


5        NOTES PAYABLE AND LINES OF CREDIT (Continued)

         Notes payable and lines of credit are included in the accompanying balance sheet under the following captions:

         Lines of credit                                      $ 1,093,893
         Notes payable                                          2,188,753
         Long term debt                                         1,363,500
                                                              -----------

         Total                                                $ 4,646,146
                                                              ===========

         The shares of common stock issued to note holders and line of credit lenders, as discussed above, were valued at the market value at the date of issue. The value of the shares, which aggregated $1,448,850, has been recorded as a discount from the face value of the related debt and is being amortized over the term of the debt using the interest method. During the year ended April 30, 1999, $572,991 of such discount has been amortized and charged to interest expense. These transactions result in an effective interest rate on the notes payable and lines of credit of 31.2% and 61%, respectively.



6        LONG-TERM DEBT

Long-term debt at April 30, 1999 is as follows:

         Installment loan, monthly payments of $618 including interest
         at 8.75%, matures September, 2002, secured by a vehicle                      $   21,822

         Installment note payable for the purchase of intellectual property rights, monthly payments of $783 including interest at 8%, matures
         January, 2001, secured by property rights                                        16,654

         Short-term obligations expected to be refinanced (see note 5)                 1,363,500
                                                                                      ----------

                                                                                       1,401,976
         Less current maturities                                                          15,558
                                                                                      ----------
         Total long-term debt                                                         $1,386,418
                                                                                      ==========

         The aggregate maturities of long-term debt as of April 30, 1999 are $15,558 in 2000, $13,073 in 2001, $6,822 in 2002 and
$3,023 in 2003.

                          AMERICAN QUANTUM CYCLES, INC.

                          Notes to Financial Statements


7        LEASES

         Capital leases - The Company leases various manufacturing, production, telephone and computer equipment under capital lease agreements with terms of three to five years through May, 2003. The economic substance of the leases is that the Company is financing the acquisition of the assets, and accordingly, they are capitalized as property and equipment. The leases contain bargain purchase options at the end of the lease terms.

         The following is an analysis of the leased assets included in property and equipment as of April 30, 1999:

         Telephone equipment                                  $    16,452
         Computer equipment                                       255,611
         Machinery and production equipment                        41,479
                                                              -----------
                                                                  313,542
         Less accumulated amortization                            (35,531)
                                                              -----------
                                                              $   278,011
                                                              ===========

         The following is a schedule of future minimum payments required under the leases together with their present value as of April 30, 1999:

               Year ending
                April 30,                                       Amount
           --------------------                            ------------------
                  2000                                     $          95,710
                  2001                                                92,945
                  2002                                                52,667
                  2003                                                32,866
                  2004                                                 4,908
                                                              ---------------
                  Total minimum lease payments                       279,096
                  Less amount representing interest               (  50,195)
                                                              ---------------

                  Present value of minimum lease payments  $         228,901
                                                              ===============

         Operating leases - The Company leases its administration and production facilities under noncancelable operating leases with terms of four years expiring in February, 2002. The Company is also responsible for real estate taxes on the leased facilities. Rent expense under operating leases was $69,756 and $83,155 for the years ended April 30, 1999 and 1998, respectively. The following is a schedule of future minimum lease payments required under operating leases:

               Year ending
                April 30,                                         Amount
           --------------------                             -------------------
                  2000                                      $         69,756
                  2001                                      $         69,756
                  2002                                      $         58,130

                AMERICAN QUANTUM CYCLES, INC.

                Notes to Financial Statements


8        CONTINGENCIES

         The Company has suffered recurring losses since its inception and at April 30, 1999 has a capital deficiency of $9,421,136 and a working capital deficiency of $4,580,827. As described in note 5, the Company has negotiated with its lenders to convert certain loans to common stock and stock warrants and to defer payment on certain loans until completion of a proposed stock offering planned for July 1999. The proposed stock offering of up to 1,840,000 shares of the Company's common stock is expected to provide sufficient net proceeds to repay all delinquent obligations and provide working capital to sustain operations until such time as positive cash flow and profits can be generated.

         Results of operations in the future will be influenced by numerous factors including technological developments, competition, regulation, increases in expenses associated with sales growth, market acceptance of the products of the Company, the capacity of the Company to expand and maintain the quality of its motorcycles and related services, continued development of the dealer organization, favorable sourcing of supplies, recruitment of highly skilled employees and integration of such persons into a cohesive organization, and the ability of the Company to raise funds and control costs.

         Management believes that it will be successful in completing the stock offering and achieving profitable operations, however, there is no assurance that such efforts will be successful.


9        SECURITY TRANSACTIONS

         Following is a summary of security transactions during the years ended April 30, 1999 and 1998:

         On May 21, 1997 the Company issued 315,269 shares of common stock valued at $95,009 for management services, equipment and other assets.

         In September, 1997 the Company issued 61,436 shares of common stock in a private placement. The net proceeds of the offering of $949,974 were used to repay debt of $250,000 and provide working capital.

         On October 24, 1997 and December 31, 1997, 12,825 shares of common stock valued at $205,201 were issued to key employees as performance bonuses.

         On December 15, 1997, 2,500 shares of common stock valued at $40,000 were issued to a dealership and recorded as promotional expense and 732 shares valued at $11,704 were issued to bridge lenders and recorded as interest expense.

         At various dates during the year ended April 30, 1999 the Company issued 62,500 shares of common stock for cash at prices ranging from $4.00 to $4.20 per share and an additional 399,375 shares were issued upon exercise of stock options at prices ranging from $.40 to $4.00 per share.

                          AMERICAN QUANTUM CYCLES, INC.

                          Notes to Financial Statements


9        SECURITY TRANSACTIONS (Continued)

         In October and November, 1998 the Company issued 375,350 shares of common stock valued at $706,660 to management and other employees as performance bonuses.

         At various dates between October, 1998 and January, 1999 the Company issued 237,350 shares valued at $913,760 for consulting and other services.

         As discussed in note 5, the Company issued 35,500 shares of common stock valued at $177,500 during December, 1998 to certain 10% note holders to obtain a favorable interest rate and repayment terms. Additionally, in January and April, 1999, in connection with agreements to provide $2,005,000 in secured and unsecured lines of credit, the lenders were issued 572,750 shares of common stock valued at $1,271,350. The value of the shares issued to the 10% note holders and the line of credit lenders is being amortized as additional interest expense over the original terms of the debt.


10       PREFERRED STOCK

         The Company is authorized to issue up to 2,500,000 shares of $.001 par value Preferred Stock. Preferred Stock is designated as the "Series A 7% Convertible Preferred Stock" and has a stated value of $6.00 per share. Dividends of 7% of the stated value accrue and are payable semi-annually. Each share of Preferred Stock is convertible into one share of common stock at the option of the shareholder. No preferred shares have been issued.


11       INCOME TAXES

         The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires that the Company use the liability method which attempts to recognize the future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

         At April 30, 1999, the Company has net operating loss carryforwards totaling approximately $9,400,000 that may be offset against future taxable income through 2012. No tax benefit has been reported in the accompanying financial statements, however, because the Company believes there is at least a 50% chance that the carryforwards will expire unused. Accordingly, a $3,760,000 tax benefit of the loss carryforward has been offset by a valuation allowance of the same amount. During the years ended April 30, 1999 and 1998, the valuation allowance increased by $2,720,000 and $1,040,000, respectively.

         The expected tax benefit that would result from applying federal statutory tax rates to the pretax loss differs from amounts reported in the financial statements primarily because of the increase in the valuation allowance. The company paid no income taxes since its inception.

                          AMERICAN QUANTUM CYCLES, INC.

                          Notes to Financial Statements


12       LOSS PER COMMON SHARE

         Loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. All share and per share data, except shares authorized, have been retroactively adjusted to reflect a 1,000 for 1 stock split effective March 25, 1997 and a 4 for 1 reverse stock split effective June 3, 1999.


13       STOCK OPTIONS

         On May 9, 1997 (and as amended June 3, 1997) the Company entered into a consulting agreement with Greenstone Financial Corp. ("GFC") to assist the Company with corporate development and strategic business planning. Under terms of the agreement, the Company granted GFC an option to purchase up to 62,500 shares of Company common stock based upon the successful completion of a private placement of Company common stock, with each option exercisable at $16.00 per share. Also under the terms of the agreement, as amended, the Company granted GFC an option to purchase 75,000 shares of Company common stock at an exercise price of $0.40 per share. GFC exercised this option in October, 1998.

         On June 15, 1998, the Company adopted the "1997 Stock Option Plan" (the "Plan"). Under the Plan, 750,000 shares of common stock are reserved for issuance upon exercise of options granted to management, key employees and consultants. The plan provides for the granting of either "incentive stock options" or "non-qualified stock options", as defined under the Internal Revenue Code. Options may be granted at prices not less than 100 percent of the fair market value at the date of grant and may be exercisable with a term not exceeding ten years. As of April 30, 1999, the Company has granted common stock options to plan participants as follows:

         Exercise Price                                Number of Options
         --------------                                -----------------

            $  .40                                             37,500
            $ 1.00                                            142.500
            $ 2.00                                            146,250
            $ 2.32                                             75,000
            $ 2.80                                            105,000
            $ 3.20                                            225,000
            $ 4.00                                            212,500
                                                              -------

         Total options granted                                943,750
                                                              =======

                          AMERICAN QUANTUM CYCLES, INC.

                          Notes to Financial Statements


13       STOCK OPTIONS (Continued)

         In addition to the 75,000 options exercised by GFC, an additional 324,375 options were exercised during the year ended April 30, 1999. As of April 30, 1999 the following options are exercisable:

         Exercise Price                     Number of Options

            $  2.00                                           103,125
            $  2.80                                           101,250
            $  3.20                                           225,000
            $  4.00                                           190,000
            $ 16.00                                            62,500
                                                              -------

         Total    options exercisable                         681,875
                                                              =======


14       COMPREHENSIVE INCOME

         As of May 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net loss or shareholders' deficit for any of the periods presented in the accompanying financial statements. SFAS No. 130 requires other comprehensive income to include foreign currency translation adjustments and minimum pension liability adjustments, which prior to adoption were reported separately in shareholders' equity.


15       SUBSEQUENT EVENTS

         On June 3, 1999, the Company declared a one for four reverse stock split. All share and per share data have been retroactively restated in the accompanying financial statements.

No dealer, sales representative, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by American Quantum Cycles or the underwriter. This Prospectus does not constitute an offer or any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.



                                AMERICAN QUANTUM
                               CYCLES INCORPORATED

                                     [LOGO]

                        1,600,000 Shares of Common Stock

                                   PROSPECTUS

                             _________________, 1999


                             BARRON CHASE SECURITIES

                              7700 West Camino Real
                            Boca Raton, Florida 33433
                                 (561) 347-1200

                            Beverly Hills, California
                              Boston, Massachusetts
                               Brooklyn, New York
                                Buffalo, New York
                                Chicago, Illinois
                               Clearwater, Florida
                                 Duluth, Georgia
                               Edison, New Jersey
                            Eureka Springs, Arkansas
                            Fort Lauderdale, Florida
                          Hasbrook Heights, New Jersey
                              La Jolla, California
                                 Naples, Florida
                               New York, New York
                                Orlando, Florida
                                Sarasota, Florida
                                 Tampa, Florida
                            West Boca Raton, Florida
                           ---------------------------

                                March _____, 1999


                    Subject to Completion ____________, 1999

PROSPECTUS (ALTERNATE)

                          AMERICAN QUANTUM CYCLES, INC.



                         232,000 Shares of Common Stock

         This is an offering of 232,000 shares of common stock (1)of American Quantum Cycles, Inc., a Florida corporation, held by certain of our shareholders the "Selling Security Holders". Of the 232,000 shares being offered by the selling security holders, 62,500 shares are issuable upon the exercise of options owned by certain of the selling security holders. We will not receive any proceeds from the sale of the shares but we will receive proceeds from the selling security holders if they exercise their options.


         Our common stock is quoted on the OTC Bulletin Board under the symbol "AMQC". On _________, 1999, the closing bid price per share of the common stock as reported by the OTC Bulletin Board was $_____.


          ------------------------------------------------------------
         This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "High Risk Factors" beginning on page __.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          ------------------------------------------------------------




                The date of this prospectus is ____________, 1999

                                  THE OFFERING



Shares of our common stock offered by the selling
security holders(1).....................................................  232,000 shares of common stock



Use of  proceeds........................................................  We will not receive any proceeds from the - re-sale of the shares offered by the
                                                                          selling security holders.

Common stock outstanding:
      Prior to the offering (2).........................................  2,527,809
      After the offering (3)............................................  4,127,809


Risk Factors............................................................  The offering involves a high degree of risk and immediate substantial dilution. See
                                                                          "High Risk Factors" beginning on page ____.

----------

(1) The number of shares being offered by the selling security holders includes 62,500 shares of our common stock issuable upon the exercise of options held by the selling security holders. The options are exercisable at $16.00 per share.


(2) Does not include 1,600,00 Shares of common stock which are being offered in a concurrent underwritten offering. See "Concurrent Public Offering".


(3) Includes the 232,000 shares being offered by the selling security holders and the 1,600,000 shares of common stock being offered in the concurrent offering. Does not include (i) 160,000 shares of common stock issuable to the underwriters in the concurrent offering; and (ii) up to 493,750 shares of common stock issuable upon the exercise of outstanding options to purchase shares of our common stock.

                               CONCURRENT OFFERING


         On the date of this prospectus, a registration statement with respect to an underwritten public offering of 1,600,000 shares of our common stock the "Underwritten Public Offering" was declared effective by the Securities and Exchange Commission ("Commission"). Sales of securities under this prospectus by the selling security holders, and in the underwritten public offering, or even the potential of such sales may have an adverse effect on the market price of our common stock.


                            SELLING SECURITY HOLDERS


         Unless otherwise indicated, none of the selling security holders holds any office or position with us or has a material relationship with us or our affiliates.

                                                                             SHARES                 SHARES OF
                                             SHARES OF                      THAT MAY                  COMMON
                                              COMMON                       BE OFFERED                 STOCK
                                        STOCK BENEFICIALLY                  PURSUANT                  OWNED
          SELLING                          OWNED PRIOR TO                    TO THIS                  AFTER
      SECURITY HOLDER                      THIS OFFERING(1)                PROSPECTUS(4)             OFFERING
      ---------------                      -------------                   ----------                --------


Violetta Dwyer                                 41,250(2)                     25,000                   16,250
Terri Grundstedt                               63,525(2)                     25,000                   38,525
Laine Moskowitz                                38,137(3)                     12,500                   25,637
Jefferson Hen                                   3,000                         3,000                        0
Colson Construction                             1,500                         1,500                        0
Todd Hemm                                       4,500                         4,500                        0
Allen Solomon                                   1,250                         1,250                        0
Wayne Laglia                                    1,250                         1,250                        0
Chase Construction                              2,500                         2,500                        0
Dante Greco                                    68,125                        68,125                        0
Bridget McMahon                                18,750                        18,750                        0
Carl Domino                                    18,750                        18,750                        0
Abe Goldberger                                  6,250                         6,250                        0
Catherine Hass                                 17,468                        17,468                        0
Michael Howell                                 16,782                        16,782                        0
Harvey Stober                                   9,375                         9,375                        0

(1) Gives effect to the 1 for 4 reverse stock split of our issued and outstanding common stock effective June 3, 1999.
(2) Includes 25,000 shares of common stock issuable upon the exercise of options exercisable at $16.00 per share.
(3) Includes 12,500 shares of common stock issuable upon the exercise of options exercisable at $16.00 per share.
(4) Subject to a six month restriction on transfer beginning on the date our underwritten public offering closes.


                              PLAN OF DISTRIBUTION


     The selling security holders may offer their Shares at various times in one or more of the following transactions: in the over-the-counter market where our common stock is listed; transactions other than in the over-the-counter market; in connection with short sales of American Quantum Cycles common stock; by pledgees or donees; or a combination of any of the above transactions.

     The selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices and at negotiated prices or at fixed prices.

     The selling security holders may use broker dealers to sell their shares. If this happens, broker dealers will either receive discounts or commissions from the Selling Security Holders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     We have advised the selling security holders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M under the Securities Exchange Act of 1934. Regulation M generally precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

     It is anticipated that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of American Quantum Cycles common stock.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERICAN QUANTUM CYCLES OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                         232,000 SHARES OF COMMON STOCK



                          AMERICAN QUANTUM CYCLES, INC.
















                                   PROSPECTUS

                             ________________, 1999

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS


         The Florida Business Corporation Act the "Florida Act" contains provisions entitling American Quantum Cycles directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of American Quantum Cycles. In its Articles of Incorporation, American Quantum Cycles has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to American Quantum Cycles or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty. American Quantum Cycles Articles of Incorporation and By-Laws provide that American Quantum Cycles shall indemnify its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of American Quantum Cycles shall be personally liable to American Quantum Cycles or its shareholders for damages for breach of any duty owed to American Quantum Cycles or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law. This provision does not prevent American Quantum Cycles or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors or officers that constitute negligence or gross negligence.

         The Articles of Incorporation also include provisions to the effect that (subject to certain exceptions) American Quantum Cycles shall, to the maximum extent permitted from time to time under the law of the State of Florida, indemnify and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of American Quantum Cycles pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, American Quantum Cycles has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The estimated expenses payable by American Quantum Cycles in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Representative's non-accountable expense allowance and advisory fee) are as follows:

SEC registration fee...................................................................................   $  3,000
NASD filing fee........................................................................................   $  1,731
Amex listing fee.......................................................................................     22,500
Legal fees and expenses................................................................................     50,000
Accounting fees and expenses...........................................................................     25,000
Blue sky fees and expenses.............................................................................     25,000
Printing and engraving expense.........................................................................     75,000
Transfer agent fees and expenses.......................................................................     15,000
Miscellaneous..........................................................................................     10,000
                                                                                                          --------

Total                                                                                                     $222,731
                                                                                                          ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


         In April 1997, American Quantum Cycles issued an aggregate of $250,000 in promissory notes to seven investors (the "April 1997 Notes") three of whom were accredited and four were non-accredited. The April 1997 notes yielded interest at 8% annually and matured at the earlier of April 8, 1998 or upon receipt by American Quantum Cycles of $1,000,000 or more in any public or private financing. The interest on the April 1997 notes was payable by American Quantum Cycles, at its option, either (i) in cash; or (ii) in common stock of American Quantum Cycles based on the lower of (A) $2.00 per share; or (B) the average closing bid price of the common stock of American Quantum Cycles for the five trading days preceding one date prior to the date of interest on the note the "Interest Provision"). Pursuant to the interest provision, American Quantum Cycles issued 732 shares of common stock to the April 1997 note holders in December 1997 as interest on the April 1997 Notes. As of the date hereof, all the April 1997 notes have been repaid and cancelled by American Quantum Cycles. Each investor was provided with or had access to financial and other information concerning American Quantum Cycles and had the opportunity to ask questions concerning American Quantum Cycles and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In May 1997, American Quantum Cycles acquired assets totaling $92,270 in exchange for an aggregate of 477,598 shares of common stock of American Quantum Cycles, of which 238,799 shares were issued to Doreen Cheal, a principal shareholder of American Quantum Cycles, and 238,799 shares were issued to Denise O'Brien, a Director and principal shareholders of American Quantum Cycles. Each investor was non-accredited, but was provided with or had access to financial and other information concerning American Quantum Cycles and had the opportunity to ask questions concerning American Quantum Cycles and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In June 1997, American Quantum Cycles commenced an offering of common stock at $4.00 per share pursuant to Rule 504 of Regulation D under the Act. An aggregate of 61,436 shares of common stock for an aggregate of $949,974 were sold by management. Each of the investors were provided with and had access to financial and other information concerning American Quantum Cycles and had the opportunity to ask questions concerning American Quantum Cycles and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 3(b) of the Act.

         In January 1998, American Quantum Cycles granted options to purchase an aggregate of 142,500 shares of common stock to a consultant. The options are exercisable until October 2004 and are exercisable at $1.00 per share. Each investor was provided with or had access to financial and other information concerning American Quantum Cycles and had the opportunity to ask questions concerning American Quantum Cycles and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         Beginning in October 1997, American Quantum Cycles issued an aggregate of forty 8% subordinated notes to 32 note holders, in the aggregate principal amount of $1,407,000 (the "8% Notes"). Each note holder was provided with or had access to financial and other information concerning American Quantum Cycles and had the opportunity to ask questions concerning American Quantum Cycles and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act. The notes matured one year from date of issue. Nine of the 8% note holders, representing an aggregate of $240,000 of the outstanding principal balance of the 8% notes, agreed to extend the maturity date of their 8% notes until the close of this offering. Sixteen of the 8% note holders, representing an aggregate of $624,000 of the aggregate outstanding principal amount of the 8% Notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of American Quantum Cycles at the a price per share equal to $5.00, (the "8% Note Shares"); and (ii) warrants to purchase a number of shares of American Quantum Cycles common stock equal to the 8% note shares at an exercise price of $5.00 per share. American Quantum Cycles redeemed one of the 8% Notes with a principal balance of $70,000. The remaining six 8% note holders have not agreed to either extend the terms of, or convert, their respective 8% notes. As a result, if the remaining six 8% note holders, representing an aggregate of $473,000 of the outstanding principal balance of the 8% notes, send American Quantum Cycles notice informing American Quantum Cycles that it is in default of its repayment obligations on the 8% notes, American Quantum Cycles will be considered in default of the 8% notes.

         Between May 1997 and June 1997, American Quantum Cycles granted options to purchase an aggregated 137,500 shares to a consultant. Of the options 75,000 are exercisable at $.40 per share and 62,500 are exercisable at $16.00 per share. The options are exercisable until September 2003. Each investor was provided with or had access to financial and other information concerning American Quantum Cycles and had the opportunity to ask questions concerning American Quantum Cycles and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to
Section 4(2) of the Act.

         Beginning in April 1998, American Quantum Cycles issued an aggregate of twenty-seven 7% subordinated notes to 24 investors, in return for which American Quantum Cycles received proceeds of , for an aggregate of $549,500 (the "7% Notes"). Each investor was provided with or had access to financial and other information concerning American Quantum Cycles and had the opportunity to ask questions concerning American Quantum Cycles and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act. The 7% notes mature one year from the date of issuance and are convertible into shares of common stock of American Quantum Cycles at $8.00 per share. Interest is payable in cash or shares of common stock of American Quantum Cycles, at the discretion of American Quantum Cycles. The notes matured one year from date of issue. Six of the 7% note holders, representing an aggregate of $70,000 of the outstanding principal balance of the 7% notes, agreed to extend the maturity date of their 7% notes until the close of this Offering. Thirteen of the 7% note holders, representing an aggregate of $292,000 of the aggregate outstanding principal amount of the 7% notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of American Quantum Cycles at the a price per share equal to $5.00, (the "7% Note Shares"); and (ii) warrants to purchase a number of shares of American Quantum Cycles common stock equal to the 7% note shares at an exercise price of $5.00 per share. American Quantum Cycles redeemed two of the 7% notes which had an aggregate principal balance of $32,500. The remaining four 7% note holders, representing an aggregate of $255,000 of the outstanding principal balance of the 7% notes, have not agreed to either extend the terms of, or convert, their respective 7% notes. As a result, if any of the remaining four 7% note holders are not repaid, or do not convert or extend the terms of their 7% notes by April 1999, and such 7% note holders send American Quantum Cycles notice informing American Quantum Cycles that it is in default of its repayment obligations on the 7% Notes, American Quantum Cycles will be considered in default of the 7% Notes.

         In May 1998, American Quantum Cycles completed an offering of an aggregate of $700,000 of 10% subordinated promissory notes (the "10% Notes") and an aggregate of 35,500 shares of Common Stock to nine accredited investors. The 10% Notes mature one year from the date of issuance and are convertible into shares of common stock of American Quantum Cycles at $8.00 per share. Interest is payable in cash or shares of common stock of American Quantum Cycles, at the discretion of American Quantum Cycles. Two of the 10% Note holders, representing an aggregate of $380,000 of the outstanding principal balance of the 10% Notes, agreed to extend the maturity date of their

10% notes until the close of this offering. Seven of the 10% note holders, representing an aggregate of $320,000 of the aggregate outstanding principal amount of the 10% notes agreed to convert the principle balance plus accrued interest of their respective notes into (i) common stock of American Quantum Cycles at the a price per share equal to $5.00, (the "10% Note Shares"); and
(ii) two warrants to purchase a number of shares of American Quantum Cycles common stock equal to the 10% note Shares at an exercise price of $5.00 per share. Each of the note holder was provided with, or had access to financial and other information concerning American Quantum Cycles and had the opportunity to ask questions concerning American Quantum Cycles and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         Between September 1998 and November 1998, American Quantum Cycles granted options to purchase an aggregate of 676,250 shares of common stock to 14 consultants in connection with services rendered regarding the promotion of American Quantum Cycles motorcycles. The options are exercisable until December 2004. The exercise price for the options ranges between $2.00 and $4.00 with the exception of 37,500 options which are exercisable at $.40. Each investor was provided with or had access to financial and other information concerning American Quantum Cycles and had the opportunity to ask questions concerning American Quantum Cycles and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to
Section 4(2) of the Act.

         In November 1998, American Quantum Cycles issued an aggregate of 375,000 shares of common stock and granted options to purchase an aggregate of 50,000 shares of common stock exercisable at $4.00 per share until December 31, 2003 to four Executive Officers of American Quantum Cycles pursuant to the exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         Between November 1998 and January 1999, American Quantum Cycles completed a Regulation D Rule 506 private offering of approximately 35 Units of its securities (the "Units") to 10 accredited investors and 1 sophisticated investor from which American Quantum Cycles received gross proceeds of $870,000. Each Unit consisted of (i) a senior promissory note in the principal amount of $25,000 and (ii) the right to receive a number of shares of common stock of American Quantum Cycles determined by dividing $12,500 by the subsequent public offering price per share of American Quantum Cycles common stock in an underwritten public offering from which American Quantum Cycles receives at least $5,000,000 gross proceeds. Barron Chase Securities, Inc., ("Barron") acted as the selling agent for the offering. In consideration for acting as selling agent, Barron received a placement fee equal to ten percent (10%) of the proceeds received from this offering and an unaccountable expense allowance equal to 3% of the proceeds received from this offering.

         Between December 1998 and February 1999, American Quantum Cycles obtained lines of credit in the aggregate amount of $1,405,000 from accredited investors. The line of credit accrues interest at 10% and 8% respectively. In connection with obtaining the lines of credit, American Quantum Cycles agreed to issue an aggregate of 318,750 shares of common stock to the providers of the credit lines. Each line of credit provider was provided with or had access to financial and other information concerning American Quantum Cycles and had the opportunity to ask questions concerning American Quantum Cycles and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.


         As of June 14, 1999, American Quantum Cycles issued an aggregate of five (5) 8% subordinated notes in the aggregate principal amount of $284,181. The notes mature October 1, 1999 with interest and principal payable in cash. Each noteholder was provided with or had access to financial and other information concerning American Quantum Cycles and had the opportunity to ask questions concerning American Quantum Cycles and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.



ITEM 27. EXHIBITS

Exhibits         Description of Document
--------         -----------------------

1.1              Form of Underwriting Agreement (2)
1.2              Form of Selected Dealer Agreement (2)
2.1 Amended and Restated Articles of Incorporation of American Quantum Cycles, Inc., filed November 21, 1997(1)
2.2 Amended Articles of Incorporation of American Quantum Cycles, Inc. filed April 6, 1998, creating "Series A 7% Convertible Preferred Stock"(1)

2.3              Amended and Restated Bylaws of American Quantum Cycles, Inc.(1)
2.4              Amended Articles of Incorporation of American Quantum Cycles,
                 Inc. filed June 3, 1999 (2)
3.2              American Quantum Cycles, Inc. Amended 1997 Stock Option Plan(1)
4.1              Form of Common Stock Certificate (2)
4.2              Warrant Agreement between American Quantum Cycles and Barron
                 Chase Securities, Inc. (2)
4.3              Form of Warrant Certificate (2)
5.1              Opinion of Atlas, Pearlman, Trop & Borkson, P.A. (2)
10.1             Consulting Agreement between American Quantum Cycles, Inc. and
                 Greenstone Financial Corporation dated May 9, 1997(1)
10.2             License Agreement between Feuling Advanced Technologies, Inc.
                 and American Quantum Cycles, Inc. dated as of August 19,
                 1997(1)
10.3             Agreement between the Company and Ferrex International, Inc.(1)
10.4             Sample Dealer Agreement(1)
10.5             Lease Agreement between American Quantum Cycles and Bruce and
                 Karen Weiss effective May 1, 1997(1)
10.6             Amendment to Lease Agreement between American Quantum Cycles and Bruce and Karen Weiss dated January 29, 1998(1)
10.7             Employment Agreement with Richard K. Hagen (2)
10.8             Employment Agreement with Gary W. Irving (2)
10.9             Financial Advisory Agreement between American Quantum Cycles and Barron Chase Securities, Inc.(2)
10.10            Merger and Acquisition Agreement between American Quantum
                 Cycles and Barron Chase Securities, Inc.(2)
10.11            Forms of the letter of intent between American Quantum Cycles and Dealers(2)
10.12            Consulting Agreement with Richard K. Hagen(2)
23.1             Consent of Pricher and Company Certified Public Accountants(3)
23.2             Consent of Atlas, Pearlman, Trop & Borkson, P.A. (contained in such firm's opinion filed as Exhibit 5.1) (2)
27               Financial Data Schedule (3)


--------------------------------


(1) Incorporated by reference from American Quantum Cycles Registration Statement on Form 10-SB filed April 24, 1998 (File No. 000-24083).

(2)  Previously filed

(3)  Filed herewith

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.
                       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement.
                       (iii) Include any additional or changed material information on the plan of distribution;

           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering; and


           (1) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           (4) American Quantum Cycles will provide to the underwriter at the closing specified in the underwriter's agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of American Quantum Cycles pursuant to the foregoing provisions, or otherwise, American Quantum Cycles has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by American Quantum Cycles of expenses incurred or paid by a director, officer or controlling person of American Quantum Cycles in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, American Quantum Cycles will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           For the purpose of determining any liability under the Securities Act, American Quantum Cycles will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by American Quantum Cycles pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declares it effective.

           For the purpose of determining any liability under the Securities Act, American Quantum Cycles will treat such post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement therein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amendment No. 1 to the Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the city of Melbourne, State of Florida on July 8, 1999.


                                            AMERICAN QUANTUM CYCLES, INC.

                                            By: /s/  Richard K. Hagen
                                            -------------------------
                                                     Richard K. Hagen, President

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                                TITLE                                                DATE
---------                                                -----                                                ----


                                                         Chairman of the
                                                         Board of Directors,
/s/Richard Hagen                                         Principal Executive Officer,
------------------------                                 Principal Financial Officer                      July 8, 1999
Richard Hagen                                            and President


/s/Jim Cheal                                             Vice President
------------------------                                 and Director                                     July 8, 1999
Jim Cheal

/s/Jeffrey W. Starke                                     Vice President
------------------------                                 and Director                                     July 8, 1999
Jeffrey W. Starke

/s/Gary Irving                                           Executive Vice President, Chief
------------------------                                 Operating Officer and Director                   July 8, 1999
Gary Irving

/s/Linda Condon                                          Principal Accounting Officer
------------------------                                 and Treasurer                                    July 8, 1999
Linda Condon

                                  EXHIBIT LIST


EXHIBIT
NUMBER                             DESCRIPTION
------                             -----------

23.1             Consent of Independent Certified Public Accountants
                 Pricher and Company